Exhibit (a)(1)(A)

Offer to Purchase for Cash

by

COPART, INC.

of

Up to 7,317,073 Shares of its Common Stock

at a Purchase Price Not Greater Than $41.00 nor Less Than $38.00 Per Share

THE OFFER, PRORATION PERIOD AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON DECEMBER 23, 2015 UNLESS THE OFFER IS EXTENDED (THE “EXPIRATION TIME”).

Copart, Inc., a Delaware corporation (“Copart,” the “Company,” “we,” or “us”), is offering to purchase up to 7,317,073 shares of our common stock, $0.0001 par value (the “common stock”), at a purchase price not greater than $41.00 nor less than $38.00 per share without interest and less any applicable withholding tax, upon the terms and subject to the conditions of this Offer to Purchase and the related Letter of Transmittal (which together, as they may be amended and supplemented from time to time, constitute the “Offer”). Unless the context otherwise requires, all references to the shares shall refer to the common stock of the Company.

On the terms and subject to the conditions of the Offer, we will determine a single per share price, not greater than $41.00 nor less than $38.00 per share, that we will pay for shares properly tendered and not properly withdrawn in the tender offer, without interest and less any applicable withholding taxes, taking into account the total number of shares tendered and the prices specified by the tendering stockholders. Only shares properly tendered and not properly withdrawn will be purchased. After the Offer expires, we will look at the prices chosen by stockholders for all of the shares properly tendered. We will then select the lowest purchase price (in multiples of $0.25) within the price range specified above that will allow us to buy 7,317,073 shares. If fewer than 7,317,073 shares are properly tendered, we will select the price that will allow us to buy all the shares that are properly tendered and not properly withdrawn. All shares we acquire in the Offer will be acquired at the same purchase price regardless of whether the stockholder tendered at a lower price. We will purchase only shares properly tendered at prices at or below the purchase price we determine and not properly withdrawn. However, due to the “odd lot” priority, proration and conditional tender offer provisions described in this Offer to Purchase, all of the shares tendered may not be purchased if more than the number of shares we seek are properly tendered. Shares not purchased in the Offer will be returned at our expense promptly following the expiration of the Offer. See Section 3.

Subject to certain limitations and legal requirements, we reserve the right, in our sole discretion, to purchase, according to the terms and conditions of the Offer, up to an additional 2% of our outstanding shares (approximately 2.4 million shares, based on 120,236,510 shares of our common stock issued and outstanding as of November 23, 2015). See Section 1.

THE OFFER IS NOT CONDITIONED ON ANY MINIMUM NUMBER OF SHARES BEING TENDERED. THE OFFER IS, HOWEVER, SUBJECT TO CERTAIN OTHER CONDITIONS. SEE SECTION 7.

The shares are listed and traded on the NASDAQ Global Select Market (“NASDAQ”) under the symbol “CPRT.” On November 23, 2015, the most recent practicable trading day before we commenced the Offer, the last reported sale price of our common stock was $37.20 per share. STOCKHOLDERS ARE URGED TO OBTAIN CURRENT MARKET QUOTATIONS FOR THE SHARES. See Section 8.

OUR BOARD OF DIRECTORS HAS APPROVED THE OFFER. HOWEVER, NEITHER WE NOR OUR BOARD OF DIRECTORS, THE INFORMATION AGENT OR THE DEPOSITARY MAKES ANY RECOMMENDATION TO YOU AS TO WHETHER TO TENDER OR REFRAIN FROM TENDERING YOUR SHARES, AND WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE ANY SUCH RECOMMENDATION. YOU MUST DECIDE WHETHER TO TENDER YOUR SHARES AND, IF SO, HOW MANY SHARES TO TENDER. IN DOING SO, YOU SHOULD READ AND EVALUATE CAREFULLY THE INFORMATION IN THIS OFFER TO PURCHASE AND IN THE RELATED LETTER OF TRANSMITTAL, INCLUDING OUR REASONS FOR MAKING THE OFFER, AND SHOULD DISCUSS WHETHER TO TENDER YOUR SHARES WITH YOUR BROKER OR OTHER FINANCIAL OR TAX ADVISOR. SEE SECTION 2. ALL OF OUR DIRECTORS AND EXECUTIVE OFFICERS HAVE ADVISED US THAT THEY DO NOT INTEND TO TENDER ANY OF THEIR SHARES IN THE OFFER. SEE SECTION 11.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THIS TRANSACTION OR PASSED UPON THE MERITS OR FAIRNESS OF SUCH TRANSACTION OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE INFORMATION CONTAINED IN THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

November 24, 2015

IMPORTANT

If you desire to tender all or any portion of your shares, you should either:

(1)	(a) if you hold certificates in your own name, complete and sign the Letter of Transmittal, or a manually signed facsimile thereof, in accordance with the instructions to the Letter of Transmittal, have your signature thereon guaranteed if Instruction 1 to the Letter of Transmittal so requires, mail or deliver the Letter of Transmittal, or a manually signed facsimile thereof, together with any other required documents, including the share certificates, to the Depositary (as defined herein); or

(b) if you are an institution participating in the Depository Trust Company, tender the shares in accordance with the procedure for book-entry transfer set forth in Section 3; or

(2)	if you have shares registered in the name of a bank, broker, dealer, trust company or other nominee, you must contact that institution if you desire to tender those shares and request that your bank, broker, dealer, trust company or other nominee effect the transaction for you.

If you desire to tender shares and your certificates for those shares are not immediately available or the procedure for book-entry transfer cannot be completed on a timely basis, or time will not permit all required documents to reach the Depositary prior to the Expiration Time (as defined herein), your tender may be effected by following the procedure for guaranteed delivery set forth in Section 3.

To properly tender shares, you must validly complete the Letter of Transmittal, including the section relating to the price at which you are tendering shares.

If you wish to maximize the chance that your shares will be purchased at the purchase price determined by us, you should check the box in the section of the Letter of Transmittal captioned “Shares Tendered at Price Determined Under the Offer.” If you agree to accept the purchase price determined in the Offer, your shares will be deemed to be tendered at the minimum price of $38.00 per share.

Questions and requests for assistance may be directed to Georgeson Inc., the Information Agent for the Offer, at its address and telephone number set forth on the back cover page of this document. Requests for additional copies of this document, the related Letter of Transmittal or the Notice of Guaranteed Delivery may be directed to the Information Agent.

We are not making the Offer to, and will not accept any tendered shares from, stockholders in any U.S. state where it would be illegal to do so. However, we may, at our discretion, take any actions necessary for us to make this Offer to stockholders in any such U.S. state.

WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION ON OUR BEHALF AS TO WHETHER YOU SHOULD TENDER OR REFRAIN FROM TENDERING YOUR SHARES IN THE OFFER. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS DOCUMENT OR TO WHICH WE HAVE REFERRED YOU. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION OR TO MAKE ANY REPRESENTATION IN CONNECTION WITH THE OFFER OTHER THAN THOSE CONTAINED IN THIS OFFER TO PURCHASE AND IN THE RELATED LETTER OF TRANSMITTAL. IF ANYONE MAKES ANY RECOMMENDATION OR GIVES ANY INFORMATION OR REPRESENTATION, YOU MUST NOT RELY UPON THAT RECOMMENDATION, INFORMATION OR REPRESENTATION AS HAVING BEEN AUTHORIZED BY US, OUR BOARD OF DIRECTORS, THE INFORMATION AGENT OR THE DEPOSITARY.

SUMMARY TERM SHEET

We are providing this summary term sheet for your convenience. The Company is at times referred to as “we,” “our” or “us.” We refer to the common stock of the Company, $0.0001 par value, as the “common stock,” and to the shares of our common stock as the “shares.” This summary term sheet highlights certain material information in the remainder of this Offer to Purchase, but you should realize that it does not describe all of the details of the tender offer to the same extent described in the remainder of this Offer to Purchase. We urge you to read the entire Offer to Purchase and the related Letter of Transmittal because they contain the full details of the Offer. We have included references to the sections of this document where you will find a more complete discussion.

Unless the context otherwise requires, all references to the shares shall refer to the common stock of the Company.

Who is offering to purchase my shares?

The Company is offering to purchase up to 7,317,073 shares of our common stock, $0.0001 par value. See Section 1.

What will the purchase price for the shares be and what will be the form of payment?

We are conducting the Offer through a procedure commonly called a modified “Dutch Auction.” This procedure allows you to select the price (in multiples of $0.25) within a price range specified by us at which you are willing to sell your shares.

The price range for the Offer is $38.00 to $41.00 per share. After the Offer expires, we will look at the prices chosen by stockholders for all of the shares properly tendered. We will then select the lowest purchase price (in multiples of $0.25) that will allow us to buy 7,317,073 shares. If fewer than 7,317,073 shares are properly tendered, we will select the price that will allow us to buy all the shares that are properly tendered and not properly withdrawn.

All shares we purchase will be purchased at the same price, even if you have selected a lower price, but we will not purchase any shares above the purchase price we determine.

If you wish to maximize the chance that your shares will be purchased, you should check the box of the section of the Letter of Transmittal captioned “Shares Tendered at Price Determined under the Offer” indicating that you will accept the purchase price we determine. If you agree to accept the purchase price determined in the Offer, your shares will be deemed to be tendered at the minimum price of $38.00 per share. You should understand that this election may lower the purchase price and could result in your shares being purchased at the minimum price of $38.00 per share.

If your shares are purchased in the Offer, we will pay you the purchase price, in cash, less any applicable withholding taxes and without interest, promptly after the expiration of the Offer. See Sections 1 and 5. Under no circumstances will we pay interest on the purchase price, even if there is a delay in making payment.

How many shares will the Company purchase in the Offer?

We will purchase up to 7,317,073 shares in the Offer (representing approximately 6.1% of our outstanding shares as of November 23, 2015), or if a lesser number of shares are properly tendered, all shares that are properly tendered and not properly withdrawn. If more than 7,317,073 shares are properly tendered, we will purchase all shares properly tendered on a pro rata basis, except for “odd lots” (lots held by owners of fewer than 100 shares), which we will purchase on a priority basis, and conditional tenders whose condition was not met, which we will not purchase (except as described in Section 6). We also expressly reserve the right to purchase additional shares, up to 2% of our outstanding shares (approximately 2.4 million shares, based on 120,236,510 shares of our common stock issued and outstanding as of November 23, 2015), without extending

i

the Offer. In exercising this right, we may increase the purchase price to allow us to purchase all such additional shares. See Sections 1 and 7.

How will the Company pay for the shares?

Assuming that the maximum of 7,317,073 shares are tendered in the Offer at a purchase price of $41.00 per share, the aggregate purchase price will be approximately $300.0 million. We anticipate that we will pay for the shares tendered in the Offer from our available cash, cash equivalents and short-term investments.

How long do I have to tender my shares; can the Offer be extended, amended or terminated?

You may tender your shares until the Offer expires. The Offer will expire at 5:00 p.m., New York City time, on December 23, 2015, unless we extend it. See Section 1.

If a broker, dealer, commercial bank, trust company or other nominee holds your shares, it is likely they have an earlier deadline for you to act to instruct them to accept the Offer on your behalf. We urge you to contact your broker, dealer, commercial bank, trust company or other nominee to find out their deadline.

We may choose to extend the Offer at any time and for any reason, subject to applicable law. We cannot assure you that we will extend the Offer or indicate the length of any extension that we may provide. If we extend the Offer, we will delay the acceptance of any shares that have been tendered. We can amend the Offer in our sole discretion at any time prior to the Expiration Time (as defined herein). We can also terminate the Offer prior to the Expiration Time if the conditions set forth in Section 7 are not met. See Sections 7 and 15.

How will I be notified if the Company extends the Offer or amends the terms of the Offer?

If we extend the Offer, we will issue a press release announcing the extension and the new Expiration Time by 9:00 a.m., New York City time, on the business day after the previously scheduled Expiration Time (as defined herein). We will announce any amendment to the Offer by making a public announcement of the amendment. See Section 15.

What is the purpose of the Offer?

We believe that the Offer is a prudent use of our financial resources given our business profile, cash flow, capital structure, assets, and the current market price of the shares, and that reducing the amount of our outstanding shares by purchasing shares in the Offer is an attractive use of capital and an efficient and effective means to return value to our stockholders.

We believe that the modified “Dutch Auction” tender offer set forth in this Offer to Purchase represents a mechanism to provide all of our stockholders with the opportunity to tender all or a portion of their shares and, thereby, receive a return of their investment if they so elect. The Offer provides stockholders (particularly those who, because of the size of their shareholdings, might not be able to sell their shares without potential disruption to the share price) with an opportunity to obtain liquidity with respect to all or a portion of their shares, without potential disruption to the share price and the usual transaction costs associated with market sales. In addition, if we complete the Offer, stockholders who do not participate in the Offer will automatically increase their relative percentage ownership interest in us and our future operations at no additional costs to them.

What are the significant conditions to the Offer?

Our obligation to accept and pay for your tendered shares depends upon a number of conditions that must be satisfied or waived prior to the Expiration Time of the Offer, including, but not limited to:

•	No legal action shall have been threatened, instituted or pending that seeks to challenge or delay the Offer or could reasonably be expected to materially adversely affect our business, financial condition, results of operations, or prospects or the value of our shares;

•	No changes in the general political, market, economic or financial conditions in the United States or abroad that are reasonably likely to materially and adversely affect our business, financial condition, results of operations, or prospects or the value of our shares or otherwise materially impair the contemplated future conduct of our business or adversely affect trading in our shares;

•	No general suspension of trading in, or limitation on prices for, securities on any U.S. national securities exchange or in the over-the-counter markets in the United States or a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, whether or not mandatory, shall have occurred;

•	No commencement or escalation of war, armed hostilities or other international or national calamity, including, but not limited to, an act of terrorism, directly or indirectly involving the United States or any country in which we conduct operations that are material to our business shall have occurred;

•	No decrease in excess of 10% in the price of our common stock or in the Dow Jones Industrial Average, the New York Stock Exchange Composite Index, the NASDAQ Composite Index or the S&P 500 Composite Index shall have occurred during the Offer;

•	No person shall have proposed, announced or made a tender or exchange offer, merger, acquisition, business combination or other similar transaction with or involving us, nor shall we have entered into a definitive agreement or an agreement in principle with any person with respect to a merger, acquisition, business combination or other similar transaction, other than in the ordinary course of business;

•	No person (including a group) shall have acquired, or proposed to acquire, beneficial ownership of more than 5% of our outstanding shares (other than anyone who publicly disclosed such ownership in a Schedule 13D or 13G filed with the Securities and Exchange Commission (the “Commission” or the “SEC”). No person or group which has made such filing on or before November 23, 2015 shall have acquired or proposes to acquire an additional 1% or more of our outstanding shares. In addition, no new group shall have been formed that beneficially owns more than 5% of our outstanding shares;

•	No one shall have filed a Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, or made a public announcement reflecting an intent to acquire us;

•	No change (or event involving a prospective change) shall have occurred that could reasonably be expected to materially adversely affect our business, financial condition, results of operations, or prospects or the value of our shares; and

•	Our determination that there is not a reasonable likelihood that the consummation of the Offer and the purchase of shares pursuant to the Offer will not cause our common stock either (1) to be held of record by less than 300 persons; or (2) to be delisted from NASDAQ or to be eligible for deregistration under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

See Section 7 for the complete description of each of these above conditions. In addition, the Offer is also subject to a number of other conditions described in greater detail in Section 7.

Following the Offer, will the Company continue as a public company?

Yes. The completion of the Offer in accordance with its terms and conditions will not cause the Company to be delisted from NASDAQ or to stop being subject to the periodic reporting requirements of the Exchange Act. It is a condition of our obligation to purchase shares pursuant to the Offer that there will not be a reasonable likelihood that such purchase will cause the shares either (1) to be held of record by less than 300 persons; or (2) to not continue to be eligible to be listed on NASDAQ or to not continue to be eligible for registration under the Exchange Act. See Section 7.

How do I tender my shares?

If you want to tender all or part of your shares, you must do one of the following before 5:00 p.m., New York City time, on December 23, 2015, or any later time and date to which the Offer may be extended:

•	If your shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, you must contact the nominee and request that the nominee tender your shares for you.

•	If you hold certificates in your own name, you must complete and sign a Letter of Transmittal according to its instructions, and deliver it, or a manually signed facsimile thereof, together with any required signature guarantees, the certificates for your shares and any other documents required by the Letter of Transmittal, to Computershare Trust Company, N.A., the Depositary for the Offer.

•	If you are an institution participating in the book-entry transfer facility (as defined herein), you must tender your shares according to the procedure for book-entry transfer described in Section 3.

•	If you are unable to deliver the certificates for the shares or the other required documents to the Depositary or you cannot comply with the procedure for book-entry transfer within the required time, you must comply with the guaranteed delivery procedure set forth in Section 3.

You may contact the Information Agent or your broker for assistance. The contact information for the Information Agent appears on the back cover of this Offer to Purchase. See Section 3 and the Instructions to the Letter of Transmittal.

How do holders of exercisable stock options participate in the Offer?

Options to purchase shares cannot be tendered in the Offer. If you hold currently exercisable options to purchase shares, you may exercise your options in accordance with the terms of the applicable stock option plans and tender the shares received upon such exercise in accordance with the Offer. Holders of exercisable options should evaluate the Offer carefully to determine if participation would be advantageous to them. We strongly encourage such holders to discuss the Offer with their tax advisor, broker and/or financial advisor. An exercise of an option cannot be revoked even if shares received upon the exercise thereof and tendered in the Offer are not purchased in the Offer for any reason. See Section 3.

What happens if more than 7,317,073 shares are tendered?

If more than 7,317,073 shares (or such greater number of shares as we may elect to purchase, subject to applicable law) are properly tendered and not properly withdrawn prior to the expiration of the Offer, we will purchase shares:

•	first, from all holders of “odd lots” of fewer than 100 shares who properly tender all of their shares and do not properly withdraw them before the expiration of the Offer;

•	second, from all other stockholders who properly tender shares, on a pro rata basis (except for stockholders who tendered shares conditionally for which the condition was not satisfied); and

•	third, only if necessary to permit us to purchase 7,317,073 shares (or such greater number of shares as we may elect to purchase, subject to applicable law), from holders who have tendered shares conditionally (for which the condition was not initially satisfied) by random lot, to the extent feasible. To be eligible for purchase by random lot, stockholders whose shares are conditionally tendered must have tendered all of their shares.

Because of the “odd lot” priority, proration and conditional tender provisions described above, we may not purchase all of the shares that you tender. See Section 1.

If I own fewer than 100 shares and I tender all of my shares, will I be subject to proration?

If you (1) own beneficially or of record fewer than 100 shares in the aggregate, (2) properly tender all of those shares before the Offer expires, and (3) complete the section entitled “Odd Lots” in the Letter of Transmittal and, if applicable, in the Notice of Guaranteed Delivery, we will purchase all of your shares without subjecting them to the proration procedure. See Section 1.

Once I have tendered shares in the Offer, can I withdraw my tender?

Yes. You may withdraw any shares you have tendered at any time before 5:00 p.m., New York City time, on December 23, 2015, unless we extend the Offer, in which case you can withdraw your shares until the expiration of the Offer as extended. If we have not accepted for payment the shares you have tendered to us, you may also withdraw your shares at any time after 12:00 midnight, New York City time, on January 25, 2016. See Section 4.

How do I withdraw shares I previously tendered?

To withdraw shares, you must deliver a written notice of withdrawal with the required information to the Depositary during the time period in which you still have the right to withdraw the shares. Your notice of withdrawal must specify your name, the number of shares to be withdrawn and the name of the registered holder of these shares. Some additional requirements apply if the share certificates to be withdrawn have been delivered to the Depositary or if your shares have been tendered under the procedure for book-entry transfer set forth in Section 3. See Section 4. If you have tendered your shares by giving instructions to a bank, broker, dealer, trust company or other nominee, you must instruct your nominee to arrange for the withdrawal of your shares.

Has the Company or its Board of Directors adopted a position on the Offer?

Our Board of Directors has approved the Offer. However, neither we nor our Board of Directors, the Information Agent or the Depositary makes any recommendation to you as to whether you should tender or refrain from tendering your shares. You must make your own decision as to whether to tender your shares and, if so, how many shares to tender and the purchase price or purchase prices at which your shares should be tendered. In so doing, you should read carefully the information in this Offer to Purchase and in the related Letter of Transmittal, including our reasons for making the Offer. See Section 2 and Section 11.

Do the directors or executive officers of the Company intend to tender their shares in the Offer?

All of our directors and executive officers have advised us that they do not intend to tender any of their shares in the Offer. As a result, the Offer will increase the proportional holdings of our directors and executive officers. However, after termination of the Offer, our directors and executive officers may, in compliance with applicable law, sell their shares in open market transactions after the Offer at prices that may or may not be more favorable than the purchase price to be paid to our stockholders in the Offer. See Section 11.

If I decide not to tender, how will the Offer affect my shares?

Stockholders who choose not to tender their shares will own a greater percentage interest in our outstanding common stock following the consummation of the Offer. See Section 2.

What is the recent market price of my shares?

On November 23, 2015, the most recent practicable trading day before we commenced the Offer, the last reported sale price of our common stock was $37.20 per share. You are urged to obtain current market quotations for the shares before deciding whether to tender your shares. See Section 8.

v

When will the Company pay for the shares I tender?

We will pay the purchase price, less any applicable withholding taxes and without interest, for the shares we purchase promptly after the expiration of the Offer and the acceptance of the shares for payment in accordance with applicable law. We will announce the final proration factor and commence payment for any shares purchased pursuant to the tender offer promptly after the expiration of the Offer. See Section 5.

Will I have to pay brokerage commissions if I tender my shares?

If you are the record owner of your shares and you tender your shares directly to the Depositary, you will not have to pay brokerage fees or similar expenses. If you own your shares through a bank, broker, dealer, trust company or other nominee and your nominee tenders your shares on your behalf, your nominee may charge you a fee for doing so. You should consult with your bank, broker, dealer, trust company or other nominee to determine whether any charges will apply. See Section 3.

What are the U.S. federal tax consequences if I exercise a vested stock option in order to tender shares?

If you exercise a vested Company stock option in connection with the Offer (i.e., in order to tender shares), the status of your stock option as (1) an incentive stock option or (2) a nonstatutory stock option impacts the U.S. federal tax consequences related to the exercise of the options and the sale of the shares in the Offer.

Incentive Stock Options (“ISOs”)

The tax treatment of sales of stock you purchased from the exercise of an ISO generally depends on how long you have held the shares since the ISO was originally granted to you and since you exercised the ISO. Generally, you will not recognize income for regular tax purposes upon exercise of an ISO (although alternative minimum tax (“AMT”) may apply if the shares are not sold in the same calendar year as the year of exercise). Instead, it is the sale of shares purchased under an ISO that triggers taxation.

If you sell the shares purchased under an ISO after both (x) 2 years after the date the ISO was granted, and (y) 1 year after you exercised the ISO and purchased the shares, then you will have a “qualifying disposition.” If you meet both the ISO holding periods mentioned above and have a qualifying disposition, the purchase of shares under the Offer may be treated as a sale or exchange of such shares for U.S. federal income tax purposes. If so treated, upon a qualifying disposition, the difference between (a) the sale price of those shares you purchased under your ISO and (b) the exercise price of those shares generally will be treated as long-term capital gain (or loss).

On the other hand, if you sell the shares without meeting both the holding periods above, then you will have a “disqualifying disposition.” If you are exercising your ISOs in connection with the Offer, you will have a disqualifying disposition of the ISO shares when those shares are sold on the Settlement Date, because you will not have met both holding periods mentioned above. If you purchased the shares under your ISO before this Offer, but have not met both holding periods, you will have a disqualifying disposition when the shares are sold.

Upon a disqualifying disposition of your Company shares purchased under an ISO, the difference between (a) the fair market value of the purchased shares at the time of exercise and (b) the exercise price of those shares (this difference is often called the “spread” at exercise) generally will be treated as ordinary income to you. If you purchase shares under an ISO and sell those shares in the same calendar year, the spread at exercise will not be included in the calculation of your AMT. The purchase of shares under the Offer may be treated as a sale or exchange of such shares for U.S. federal income tax purposes. If so treated, any difference between (a) the total sale price of those shares and (b) the fair market value of those shares at the time of exercise will generally be treated as a capital gain or loss (long-term if you had held the shares more than 1 year; otherwise, short-term).

Under current U.S. federal tax law, the Company is not required to withhold any taxes in connection with your exercise of an ISO or sale of shares purchased under an ISO. However, you are still required to pay all applicable taxes to the Internal Revenue Service (“IRS”) and state taxing authorities. You do not have to pay federal employment taxes.

If you have a disqualifying disposition of your ISO shares, we will report any ordinary income resulting from the disqualifying disposition on your Form W-2 and other applicable tax filings for 2015. We do not report qualifying dispositions.

Nonstatutory Stock Options (“NSOs”)

If you exercise a NSO and then sell the shares you purchased under the option in the Offer, the difference between (a) the fair market value of those shares at the time of exercise and (b) the exercise price of those shares (this difference is often called the “spread” at exercise), generally will be treated as ordinary income to you. The purchase of shares under the Offer may be treated as a sale or exchange of such shares for U.S. federal income tax purposes. If so treated, any difference between (a) the total sale price of those shares and (b) the fair market value of those shares at the time of exercise will generally be treated as a capital gain or loss (long-term if you had held the shares more than 1 year; otherwise, short-term).

The exercise of a NSO granted to employees generally is subject to tax withholding and reporting. The portion that is ordinary income to you will be subject to all the normal withholding on compensation, including federal, state (and depending on your location, local) income taxes as well as applicable employment tax withholdings. The tax withholding rate will differ for employees based on their individual tax situations. At the same time you pay the exercise price of the options you are exercising in connection with the Offer, you must pay for all applicable tax withholdings on the NSOs you exercise. We will report any ordinary income you recognize and taxes withheld on your Form W-2 and other applicable tax filings for 2015.

The federal U.S. tax summaries above do not address other tax rules; for instance, they do not address the state, local, employment or non-U.S. tax implications of the exercise of your stock options in connection with the Offer, nor do the summaries above discuss the application of Section 409A of the Internal Revenue Code to your stock options. In addition, if you are subject to tax in both the U.S. and another country, different or additional tax rules also may apply. Accordingly, we strongly encourage you to discuss the Offer with your tax advisor, broker and/or financial advisor if you are considering exercising your vested stock options in order to participate in the Offer.

What are the U.S. federal income tax consequences if I tender my shares?

Generally, if you are a U.S. Holder (as defined in Section 14), you will be subject to U.S. federal income taxation when you receive cash from us in exchange for the shares you tender in the Offer. The receipt of cash for your tendered shares will generally be treated for U.S. federal income tax purposes either as (1) a sale or exchange eligible for capital gain or loss treatment or (2) a distribution in respect of stock from the Company. See Section 14. If you are a foreign stockholder (as defined in Section 3), you generally will be subject to U.S. withholding at a rate of 30% on payments received pursuant to the Offer, unless the Depositary determines that a reduced or zero rate of withholding is applicable pursuant to an applicable income tax treaty or that an exemption from withholding is applicable because such gross proceeds are effectively connected with the conduct by you of a trade or business within the United States. In order to obtain a reduced or zero rate of withholding under an applicable income tax treaty, a foreign stockholder must deliver to the Depositary before the payment is made a properly completed and executed IRS Form W-8BEN, IRS Form W-8BEN-E, or other applicable Form W-8, claiming such reduction or exemption. In order to claim an exemption from withholding on the grounds that gross proceeds paid pursuant to the Offer are effectively connected with the conduct of a trade or business by a foreign stockholder within the United States, the foreign stockholder must deliver to the Depositary before the payment is made a properly completed and executed IRS Form W-8ECI claiming such exemption. Such forms can be obtained from the Depositary. You may be eligible to file for a refund from the IRS of all or a portion of such tax withheld if the “complete termination,” “substantially disproportionate” or “not essentially equivalent to a dividend” tests described in Section 14 are met or if you are entitled to a reduced or zero rate of withholding pursuant to an income tax treaty and the Depositary withheld at a higher rate. You also may be subject to tax in your jurisdiction on the disposal of shares. Please consult your personal tax advisor to determine how this will apply to you. See Section 3.

Along with your Letter of Transmittal, you are asked to submit a IRS Form W-9 included with the Letter of Transmittal if you are a U.S. Holder. Any tendering stockholder or other payee who fails to complete, sign and return to the Depositary the IRS Form W-9 included with the Letter of Transmittal (or such other IRS form as may be applicable) may be subject to United States backup withholding at a rate equal to 28% of the gross proceeds paid to the stockholder or other payee pursuant to the Offer, unless such stockholder establishes that such stockholder is within the class of persons that is exempt from backup withholding (including certain corporations and certain foreign individuals and entities). Backup withholding generally will not apply to amounts subject to the 30% or treaty-reduced rate of withholding. See Section 3.

Will I have to pay stock transfer tax if I tender my shares?

We will pay all stock transfer taxes unless payment is made to, or if shares not tendered or accepted for payment are to be registered in the name of, someone other than the registered holder, or if tendered certificates are registered in the name of someone other than the person signing the Letter of Transmittal. See Section 5.

Who can I talk to if I have questions?

If you have any questions regarding the Offer, please contact Georgeson Inc., the Information Agent. Contact information for the Information Agent is set forth on the back cover of this Offer to Purchase.

FORWARD LOOKING STATEMENTS

This Offer to Purchase contains both historical and forward-looking statements. All statements other than statements of historical fact are, or may be, forward-looking statements. For example, statements concerning projections, predictions, expectations, estimates or forecasts and statements that describe our objectives, future performance, plans or goals are, or may be, forward-looking statements. These forward-looking statements reflect management’s current expectations concerning future results and events and can generally be identified by the use of expressions such as “may,” “will,” “should,” “could,” “would,” “likely,” “predict,” “potential,” “continue,” “future,” “estimate,” “believe,” “expect,” “anticipate,” “intend,” “plan,” “foresee,” and other similar words or phrases, as well as statements in the future tense.

Forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to be different from any future results, performance and achievements expressed or implied by these statements. Important factors that could cause actual results to differ materially from those underlying our forward-looking statements include, among others, the following:

•	The number of shares tendered in the Offer; and

•	the other risks and uncertainties described in our Annual Report on Form 10-K for the fiscal year ended July 31, 2015 and any subsequently filed Quarterly Report on Form 10-Q, in each case including the risk factors contained in Item 1A thereof.

You should not place undue reliance on our forward-looking statements, which speak only as of the date of this Offer to Purchase, or the date of the documents incorporated by reference if contained therein. We undertake no obligation to publicly update or revise any forward-looking statements to reflect events or circumstances that may arise after the date of this Offer to Purchase, except as required by law. Notwithstanding anything in this Offer to Purchase, the Letter of Transmittal or any document incorporated by reference into this Offer to Purchase, the safe harbor protections of the Private Securities Litigation Reform Act of 1995, do not apply to statements made in connection with a tender offer.

INTRODUCTION

To the Holders of our Common Stock:

We invite our stockholders to tender shares of our common stock, $0.0001 par value (the “common stock”), for purchase by us. Upon the terms and subject to the conditions of this Offer to Purchase and the related Letter of Transmittal, we are offering to purchase up to 7,317,073 shares of our common stock at a purchase price not greater than $41.00 per share nor less than $38.00 per share (the “purchase price”), less any applicable withholding tax and without interest.

We refer to the shares of our common stock as the “shares.” Unless the context otherwise requires, all references to the shares shall refer to the common stock of the Company. The Offer will expire at 5:00 p.m., New York City time, on December 23, 2015, unless extended (such date and time, as they may be extended, the “Expiration Time”).

Only shares properly tendered and not properly withdrawn will be purchased. However, because of the “odd lot” priority, proration and conditional tender provisions described in this Offer to Purchase, all of the shares tendered may not be purchased if more than the number of shares we seek are tendered. We will return shares that we do not purchase because of proration or conditional tenders to the tendering stockholders at our expense promptly following the Expiration Time. See Section 1.

Subject to certain limitations and legal requirements, we reserve the right to accept for payment, according to the terms and conditions of this Offer, up to an additional 2% of our outstanding shares (approximately 2.4 million shares, based on 120,236,510 shares of our common stock issued and outstanding as of November 23, 2015). See Sections 1 and 15.

Tendering stockholders whose shares are registered in their own names and who tender directly to Computershare Trust Company, N.A., the Depositary for the Offer, will not be obligated to pay brokerage fees or commissions or, except as set forth in Instruction 6 to the Letter of Transmittal, stock transfer taxes on the purchase of shares by us under the Offer. If you own your shares through a bank, broker, dealer, trust company or other nominee and your nominee tenders your shares on your behalf, your nominee may charge you a fee for doing so. You should consult your bank, broker, dealer, trust company or other nominee to determine whether any charges will apply.

The Offer is not conditioned on any minimum number of shares being tendered. The Offer is, however, subject to certain conditions set forth in Section 7 of this Offer to Purchase.

Our Board of Directors has approved the Offer. However, neither we nor our Board of Directors, the Information Agent or the Depositary is making any recommendation whether you should tender or refrain from tendering your shares. We have not authorized any person to make any recommendation. You must decide whether to tender your shares and, if so, how many shares to tender and the purchase price or purchase prices at which your shares should be tendered. In so doing, you should read and evaluate carefully the information in this Offer to Purchase and in the related Letter of Transmittal and should discuss whether to tender your shares with your broker or other financial or tax advisor. See Section 2.

All of our directors and executive officers have advised us that they do not intend to tender any of their shares in the Offer. As a result, the Offer will increase the proportional holdings of our directors and executive officers. However, after expiration of the Offer, our directors and executive officers may, in compliance with applicable law, sell their shares in open market transactions at prices that may be more or less favorable than the purchase price paid to stockholders in this Offer. See Section 11.

Section 14 of this Offer to Purchase describes material U.S. federal income tax consequences of a sale of shares under the Offer.

We will pay the fees and expenses of Georgeson Inc., the Information Agent, and Computershare Trust Company, N.A., the Depositary, incurred in connection with this Offer. See Section 16.

As of November 23, 2015, there were 120,236,510 shares of our common stock issued and outstanding. The 7,317,073 shares that we are offering to purchase hereunder represent approximately 6.1% of the total number of outstanding shares of our common stock as of November 23, 2015. The shares are listed and traded on the NASDAQ Global Select Market (“NASDAQ”) under the symbol “CPRT.” On November 23, 2015, the most recent practicable trading day before we commenced the Offer, the last reported sale price of our common stock was $37.20 per share. Stockholders are urged to obtain current market quotations for the shares before deciding whether to tender their shares. See Section 8.

THE TENDER OFFER

1. Number of Shares; Proration

General. Upon the terms and subject to the conditions of the Offer, we will purchase 7,317,073 shares of our common stock, or if a lesser number of shares are properly tendered, all shares that are properly tendered and not properly withdrawn in accordance with Section 4, at the purchase price of not greater than $41.00 per share nor less than $38.00 per share, without interest and less any applicable withholding taxes.

The term “Expiration Time” means 5:00 p.m., New York City time, on December 23, 2015, unless we, in our sole discretion, shall have extended the period of time during which the Offer will remain open in accordance with applicable law, in which event the term “Expiration Time” shall refer to the latest time and date at which the Offer, as so extended by us, shall expire. See Section 15 for a description of our right to extend, delay, terminate or amend the Offer. In accordance with the rules of the Commission, we may, and we expressly reserve the right to, purchase under the Offer an additional amount of shares not to exceed 2% of our outstanding shares (approximately 2.4 million shares, based on 120,236,510 shares of our common stock issued and outstanding as of November 23, 2015), in accordance with the terms and conditions of this Offer, without amending or extending the Offer. See Section 15.

In the event of an over-subscription of the Offer as described below, shares tendered will be subject to proration, except for “odd lots” and shares conditionally tendered for which the tender condition was not initially satisfied. The proration period and, except as described herein, withdrawal rights expire at the Expiration Time.

If we:

•	increase the price to be paid for shares above $41.00 per share or decrease the price to be paid for shares below $38.00 per share;

•	increase the number of shares being sought in the Offer and such increase in the number of shares being sought exceeds 2% of our outstanding shares (approximately 2.4 million shares, based on 120,236,510 shares of our common stock issued and outstanding as of November 23, 2015); or

•	decrease the number of shares being sought in the Offer; and

the Offer is scheduled to expire at any time earlier than the expiration of a period ending at 12:00 midnight, New York City time, on the tenth business day (as defined below) from, and including, the date on which notice of any such increase or decrease is first published, sent or given in the manner specified in Section 15, then the Offer will be extended until the expiration of such period of ten business days. For the purposes of the Offer, a “business day” means any day other than a Saturday, Sunday or United States federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, New York City time.

The Offer is not conditioned on any minimum number of shares being tendered. The Offer is, however, subject to certain conditions. See Section 7. In accordance with Instruction 5 of the Letter of

Transmittal, stockholders desiring to tender shares must specify the price or prices, not greater than $41.00 nor less than $38.00 per share, at which they are willing to sell their shares to us under the Offer. Alternatively, stockholders desiring to tender shares can choose not to specify a price and, instead, elect to tender their shares at the purchase price ultimately paid for shares properly tendered and not properly withdrawn in the Offer. If you agree to accept the purchase price determined in the Offer, your shares will be deemed to be tendered at the minimum price of $38.00 per share. You should understand that this election may lower the purchase price and could result in your shares being purchased at the minimum price of $38.00 per share.

Promptly following the Expiration Time, we will look at the prices chosen by stockholders for all of the shares properly tendered and will determine the purchase price that we will pay for shares properly tendered and not properly withdrawn in the Offer. Once the purchase price has been determined, we intend to promptly disclose such price in a manner calculated to inform stockholders of this information, which will include a press release through PR Newswire or another comparable service.

We will then select the lowest purchase price (in multiples of $0.25) within the price range specified above that will allow us to buy 7,317,073 shares. If fewer shares are properly tendered, we will select the price that will allow us to buy all the shares that are properly tendered and not properly withdrawn.

All shares we acquire in the Offer will be acquired at the same purchase price regardless of whether the stockholder tendered at a lower price. We will purchase only shares properly tendered at prices at or below the purchase price we determine and not properly withdrawn. However, because of the “odd lot” priority, proration and conditional tender provisions described in this Offer to Purchase, we may not purchase all of the shares tendered even if stockholders tendered at or below the purchase price if more than the number of shares we seek are properly tendered.

All shares tendered and not purchased under the Offer, including shares not purchased because of proration or conditional tender provisions and shares tendered at prices in excess of the purchase price that we determine, will be returned to the tendering stockholders or, in the case of shares delivered by book-entry transfer, credited to the account at the book-entry transfer facility from which the transfer had previously been made, at our expense promptly following the Expiration Time.

Stockholders can specify one price for a specified portion of their shares and a different price for other specified shares, but a separate Letter of Transmittal must be submitted for shares tendered at each price. See Instruction 5 to the Letter of Transmittal. Stockholders also can specify the order in which we will purchase the specified portions in the event that, as a result of the proration provisions or otherwise, we purchase some but not all of the tendered shares pursuant to the Offer. In the event a stockholder does not designate the order and fewer than all shares are purchased due to proration, the Depositary will select the order of shares purchased.

If the number of shares properly tendered and not properly withdrawn prior to the Expiration Time is less than or equal to 7,317,073, or such greater number of shares as we may elect to purchase, subject to applicable law, we will, upon the terms and subject to the conditions of the Offer, purchase all shares so tendered at the purchase price.

Priority of Purchases. Upon the terms and subject to the conditions of the Offer, if more than 7,317,073 shares, or such greater number of shares as we may elect to purchase, subject to applicable law, have been properly tendered at prices at or below the purchase price selected by us and not properly withdrawn prior to the Expiration Time, we will purchase properly tendered shares on the basis set forth below:

•	First, upon the terms and subject to the conditions of the Offer, we will purchase all shares tendered by any Odd Lot Holder (as defined below) who:

•	tenders all shares owned beneficially of record by the Odd Lot Holder at a price at or below the purchase price we determine (tenders of fewer than all of the shares owned by the Odd Lot Holder will not qualify for this preference); and

•	completes the section entitled “Odd Lots” in the Letter of Transmittal and, if applicable, in the Notice of Guaranteed Delivery.

•	Second, subject to the conditional tender provisions described in Section 6, we will purchase all other shares tendered on a pro rata basis with appropriate adjustments to avoid purchases of fractional shares, as described below.

•	Third, if necessary to permit us to purchase 7,317,073 shares (or such greater number of shares as we may elect to purchase, subject to applicable law), shares conditionally tendered (for which the condition was not initially satisfied) at a price at or below the purchase price we determine and not properly withdrawn, will, to the extent feasible, be selected for purchase by random lot. To be eligible for purchase by random lot, stockholders whose shares are conditionally tendered must have tendered all of their shares.

As a result of the foregoing priorities applicable to the purchase of shares tendered, it is possible that all of the shares that a stockholder tenders in the Offer may not be purchased even if they are tendered at prices at or below the purchase price. In addition, if a tender is conditioned upon the purchase of a specified number of shares, it is possible that none of those shares will be purchased even if they are tendered at prices at or below the purchase price.

Odd Lots. The term “odd lots” means all shares properly tendered prior to the Expiration Time and not properly withdrawn by any person (an “Odd Lot Holder”) who owned beneficially or of record a total of fewer than 100 shares and so certified in the appropriate place on the Letter of Transmittal and, if applicable, on the Notice of Guaranteed Delivery. To qualify for this preference, an Odd Lot Holder must tender all shares owned by the Odd Lot Holder in accordance with the procedures set forth in Section 3. Odd Lots will be accepted for payment before any proration of the purchase of other tendered shares. This preference is not available to partial tenders or to beneficial or record holders of an aggregate of 100 or more shares, even if these holders have separate accounts or certificates representing fewer than 100 shares. By tendering in the Offer, an Odd Lot Holder who holds shares in its name and tenders its shares directly to the Depositary would not only avoid the payment of brokerage commissions, but also would avoid any applicable odd lot discounts in a sale of the Holder’s shares. Any Odd Lot Holder wishing to tender all of the stockholder’s shares pursuant to the Offer should complete the section entitled “Odd Lots” in the Letter of Transmittal and, if applicable, in the Notice of Guaranteed Delivery.

Proration. If proration of tendered shares is required, we will determine the proration factor promptly after the expiration of the Offer. Subject to adjustment to avoid the purchase of fractional shares and subject to the provisions governing conditional tenders described in Section 6, proration for each stockholder tendering shares, other than Odd Lot Holders and shares conditionally tendered, will be based on the ratio of the number of shares properly tendered and not properly withdrawn by the stockholder to the total number of shares properly tendered and not properly withdrawn by all stockholders, other than Odd Lot Holders, at or below the purchase price that we determine. We will announce the final proration factor and commence payment for any shares purchased pursuant to the tender offer promptly after the expiration of the Offer. The preliminary results of any proration will be announced by press release promptly after the expiration of the Offer. After the Expiration Time, stockholders may obtain preliminary proration information from the Information Agent and also may be able to obtain the information from their brokers.

As described in Section 14, the number of shares that we will purchase from a stockholder under the Offer may affect the U.S. federal income tax consequences to that stockholder and, therefore, may be relevant to a stockholder’s decision whether or not to tender shares.

This Offer to Purchase and the related Letter of Transmittal will be mailed to record holders of shares and will be furnished to brokers, dealers, commercial banks and trust companies whose names, or the names of whose nominees, appear on our stockholder list or, if applicable, who are listed as participants in a clearing agency’s security position listing for subsequent transmittal to beneficial owners of shares.

2. Purpose of the Offer; Certain Effects of the Offer; Other Plans

Purpose of the Offer. Our Board of Directors has reviewed a variety of alternatives for using our available financial resources with the assistance of management. Our Board of Directors considered our existing and anticipated capital structure and financial position, including our outstanding common stock, financial ratios, the market price of our common stock and our operations, strategy and expectations for the future. Our Board of Directors believes that the Offer is a prudent use of our financial resources and an effective means of returning value to our stockholders.

The Board of Directors believes that the modified “Dutch Auction” tender offer set forth in this Offer to Purchase represents a mechanism to provide all of our stockholders with the opportunity to receive a return of some or all of their investment if they so elect. In addition, if we complete the Offer, stockholders who do not participate in the Offer will automatically increase their relative percentage ownership interest in us and our future operations.

The Offer also provides our stockholders with an efficient way to sell their shares without incurring broker’s fees or commissions associated with open market sales, although you should be aware that if you hold your shares through a bank, broker, dealer, trust company or other nominee and that nominee tenders your shares on your behalf, that nominee may charge you a fee for doing so. Furthermore, Odd Lot Holders who hold shares registered in their names and tender their shares directly to the Depositary and whose shares are purchased pursuant to the Offer will avoid any applicable odd lot discounts that might be payable on sales of their shares. See Section 9.

Neither we nor any member of our Board of Directors, the Information Agent or the Depositary makes any recommendation to any stockholder as to whether to tender or refrain from tendering any shares. We have not authorized any person to make any such recommendation. Stockholders should carefully evaluate all information in the Offer. Stockholders are also urged to consult with their tax advisors to determine the consequences to them of participating or not participating in the Offer, and should make their own decisions about whether to tender shares and, if so, how many shares to tender. In doing so, you should read carefully the information in this Offer to Purchase and in the related Letter of Transmittal.

Certain Effects of the Offer. Stockholders who do not tender their shares pursuant to the Offer and stockholders who otherwise retain an equity interest in the Company as a result of a partial tender of shares or proration will continue to be owners of the Company. As a result, those stockholders will realize a proportionate increase in their relative equity interest in the Company, if any, and will bear the attendant risks associated with owning our equity securities, including risks resulting from our purchase of shares. We can give no assurance, however, that we will not issue additional shares or equity interests in the future. Stockholders may be able to sell non-tendered shares in the future on NASDAQ or otherwise, at a net price significantly higher or lower than the purchase price. We can give no assurance, however, as to the price at which a stockholder may be able to sell his or her shares in the future.

Shares acquired pursuant to the Offer will be retired and restored to the status of authorized but unissued stock, and will be available for us to issue in the future without further stockholder action except as required by applicable law or the rules of NASDAQ or any securities exchange on which the shares are then listed, for purposes including, without limitation, acquisitions, raising additional capital and the satisfaction of obligations under existing or future employee benefit or compensation programs or stock plans or compensation programs for directors.

The Offer will reduce our “public float” (the number of shares owned by non-affiliate stockholders and available for trading in the securities markets), and is likely to reduce the number of our stockholders. These reductions may result in lower stock prices and/or reduced liquidity in the trading market for our common stock following completion of the Offer.

All of our directors and executive officers have advised us that they do not intend to tender any of their shares in the Offer. As a result, the Offer will increase the proportional holdings of our directors and executive officers. However, after expiration of the Offer, our directors and executive officers may, in compliance with applicable law, sell their shares in open market transactions at prices that may be more or less favorable than the purchase price. See Section 11.

Other Plans. Except as otherwise disclosed in this Offer to Purchase or incorporated herein by reference, we currently have no plans, proposals or negotiations underway that relate to or would result in:

•	any extraordinary transaction, such as a merger, reorganization or liquidation, involving us or any of our subsidiaries;

•	any purchase, sale or transfer of an amount of our assets or any of our subsidiaries’ assets which is material to us and our subsidiaries, taken as a whole;

•	any change in our present board of directors or management or any plans or proposals to change the number or the term of directors or to fill any vacancies on the board (except that we may fill vacancies arising on the board in the future) or to change any material term of the employment contract of any executive officer;

•	any material change in our present dividend rate or policy, our indebtedness or capitalization, our corporate structure or our business;

•	any class of our equity securities ceasing to be authorized to be listed on NASDAQ;

•	any class of our equity securities becoming eligible for termination of registration under Section 12(g) of the Exchange Act;

•	the suspension of our obligation to file reports under Section 15(d) of the Exchange Act;

•	the acquisition or disposition by any person of our securities; or

•	any changes in our charter or by-laws that could impede the acquisition of control of us.

Notwithstanding the foregoing, as part of our long-term corporate goal of increasing stockholder value, we regularly consider alternatives to enhance stockholder value, including open market repurchases of our shares, strategic acquisitions and business combinations, and we intend to continue to consider alternatives to enhance stockholder value. Except as otherwise disclosed in this Offer to Purchase, as of the date hereof, no agreements, understandings or decisions have been reached and there can be no assurance that we will decide to undertake any such alternatives.

3. Procedures for Tendering Shares

Valid Tender. For a stockholder to make a valid tender of shares under the Offer, (i) the Depositary must receive, at one of its addresses set forth on the back cover of this Offer to Purchase and prior to the Expiration Time:

•	a Letter of Transmittal, or a manually signed facsimile thereof, properly completed and duly executed, together with any required signature guarantees, or, in the case of a book-entry transfer, an “agent’s message” (see “Book-Entry Transfer” below), and any other required documents; and

•	either certificates representing the tendered shares or, in the case of tendered shares delivered in accordance with the procedures for book-entry transfer we describe below, a book-entry confirmation of that delivery (see “Book-Entry Transfer” below); or

(ii) the tendering stockholder must, before the Expiration Time, comply with the guaranteed delivery procedures we describe below.

If a broker, dealer, commercial bank, trust company or other nominee holds your shares, it is likely they have an earlier deadline for you to act to instruct them to accept the Offer on your behalf. We urge you to contact your bank, broker, dealer, trust company or other nominee to find out their applicable deadline.

The valid tender of shares by you by one of the procedures described in this Section 3 will constitute a binding agreement between you and us on the terms of, and subject to the conditions to, the Offer.

In accordance with Instruction 5 of the Letter of Transmittal, each stockholder desiring to tender shares pursuant to the Offer must either (1) check the box in the section of the Letter of Transmittal captioned “Shares Tendered at Price Determined Under the Offer,” in which case you will be deemed to have tendered your shares at the minimum price of $38.00 per share (YOU SHOULD UNDERSTAND THAT THIS ELECTION MAY LOWER THE PURCHASE PRICE AND COULD RESULT IN THE TENDERED SHARES BEING PURCHASED AT THE MINIMUM PRICE OF $38.00 PER SHARE) or (2) check one, and only one, of the boxes corresponding to the price at which shares are being tendered in the section of the Letter of Transmittal captioned “Price (in Dollars) Per Share at Which Shares Are Being Tendered.” A tender of shares will be proper only if one, and only one, of these boxes is checked on the Letter of Transmittal.

If tendering stockholders wish to maximize the chance that their shares will be purchased, they should check the box in the section of the Letter of Transmittal captioned “Shares Tendered at Price Determined Under the Offer.” For purposes of determining the purchase price, those shares that are tendered by stockholders agreeing to accept the purchase price determined in the Offer will be deemed to be tendered at the minimum price of $38.00 per share. You should understand that this election may lower the purchase price and could result in the tendered shares being purchased at the minimum price of $38.00 per share. See Section 8 for recent market prices for the shares.

If tendering stockholders wish to indicate a specific price (in multiples of $0.25) at which their shares are being tendered, they must check the applicable price box in the section of the Letter of Transmittal captioned “Price (in Dollars) per Share at Which Shares Are Being Tendered.” Tendering stockholders should be aware that this election could mean that none of their shares will be purchased if the price selected by the stockholder is higher than the purchase price we eventually select after the Expiration Time.

A stockholder who wishes to tender shares at more than one price must complete a separate Letter of Transmittal for each price at which shares are being tendered. The same shares cannot be tendered (unless previously properly withdrawn in accordance with the terms of the Offer) at more than one price. In case of withdrawal, stockholders who tendered multiple prices pursuant to multiple Letters of Transmittal must comply with the procedures set forth in Section 4.

We urge stockholders who hold shares through a bank, broker, dealer, trust company or other nominee to consult their nominee to determine whether transaction costs are applicable if they tender shares through the nominee and not directly to the Depositary.

Odd Lot Holders who tender all their shares must also complete the section captioned “Odd Lots” in the Letter of Transmittal and, if applicable, in the Notice of Guaranteed Delivery, to qualify for the preferential treatment available to Odd Lot Holders as described in Section 1.

Book-Entry Transfer. For purposes of the Offer, the Depositary will establish an account for the shares at The Depository Trust Company (the “book-entry transfer facility”) within two business days after the date of this Offer to Purchase. Any financial institution that is a participant in the book-entry transfer facility’s system may make book-entry delivery of shares by causing the book-entry transfer facility to transfer those shares into the Depositary’s account in accordance with the book-entry transfer facility’s procedures for that transfer. Although delivery of shares may be effected through book-entry transfer into the Depositary’s account at the book-entry transfer facility, the Letter of Transmittal, or a manually signed facsimile thereof, properly completed and duly executed, with any required signature guarantees, or an agent’s message, and any other required documents must, in any case, be transmitted to, and received by, the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase prior to the Expiration Time, or the tendering stockholder must comply with the guaranteed delivery procedures we describe below.

The confirmation of a book-entry transfer of shares into the Depositary’s account at the book-entry transfer facility as we describe above is referred to herein as a “book-entry confirmation.” Delivery of documents to the book-entry transfer facility in accordance with the book-entry transfer facility’s procedures will not constitute delivery to the Depositary.

The term “agent’s message” means a message transmitted by the book-entry transfer facility to, and received by, the Depositary and forming a part of a book-entry confirmation, stating that the book-entry transfer facility has received an express acknowledgment from the participant tendering shares through the book-entry transfer facility that the participant has received and agrees to be bound by the terms of the Letter of Transmittal and that we may enforce that agreement against that participant.

Method of Delivery. The method of delivery of shares, the Letter of Transmittal and all other required documents, including delivery through the book-entry transfer facility, is at the election and risk of the tendering stockholder. Shares will be deemed delivered only when actually received by the Depositary (including, in the case of a book-entry transfer, by book-entry confirmation). If you plan to make delivery by mail, we recommend that you deliver by registered mail with return receipt requested and obtain proper insurance. In all cases, sufficient time should be allowed to ensure timely delivery.

Signature Guarantees. No signature guarantee will be required on a Letter of Transmittal for shares tendered thereby if:

•	the “registered holder(s)” of those shares signs the Letter of Transmittal and has not completed either the box entitled “Special Delivery Instructions” or the box entitled “Special Payment Instructions” in the Letter of Transmittal; or

•	those shares are tendered for the account of an “eligible institution.”

For purposes hereof, a “registered holder” of tendered shares will include any participant in the book-entry transfer facility’s system whose name appears on a security position listing as the owner of those shares, and an “eligible institution” is a “financial institution,” which term includes most commercial banks, savings and loan associations and brokerage houses, that are participants in any of the following: (i) the Securities Transfer Agents Medallion Program; (ii) the New York Stock Exchange, Inc. Medallion Signature Program; or (iii) the Stock Exchange Medallion Program.

Except as we describe above, all signatures on any Letter of Transmittal for shares tendered thereby must be guaranteed by an eligible institution. See Instructions 1, 5 and 7 to the Letter of Transmittal. If the certificates for shares are registered in the name of a person other than the signer of the Letter of Transmittal, or if payment is to be made or certificates for shares not tendered or not accepted for payment are to be returned to a person other than the registered holder of the certificates surrendered, then the tendered certificates must be endorsed or accompanied by appropriate stock powers, in either case signed exactly as the name or names of the registered holders or owners appear on the certificates, with the signatures on the certificates or stock powers guaranteed as aforesaid. See Instructions 1, 5 and 7 to the Letter of Transmittal.

Guaranteed Delivery. If you wish to tender shares under the Offer and your certificates for shares are not immediately available or the procedures for book-entry transfer cannot be completed on a timely basis or time will not permit all required documents to reach the Depositary prior to the Expiration Time, your tender may be effected if all the following conditions are met:

•	your tender is made by or through an eligible institution;

•	a properly completed and duly executed Notice of Guaranteed Delivery in the form we have provided is received by the Depositary, as provided below, prior to the Expiration Time; and

•	the Depositary receives, at one of its addresses set forth on the back cover of this Offer to Purchase and within the period of three NASDAQ trading days after the date of execution of that Notice of Guaranteed Delivery, either: (i) the certificates representing the shares being tendered, in the proper form for transfer, together with (1) a Letter of Transmittal, or a manually signed facsimile thereof, relating thereto, which has been properly completed and duly executed and includes all signature guarantees required thereon and (2) all other required documents; or (ii) confirmation of book-entry transfer of the shares into the Depositary’s account at the book-entry transfer facility, together with (1) either a Letter of Transmittal, or a manually signed facsimile thereof, relating thereto, which has been properly completed and duly executed and includes all signature guarantees required thereon or an agent’s message, and (2) all other required documents.

A Notice of Guaranteed Delivery must be delivered to the Depositary by overnight courier, facsimile transmission or mail before the Expiration Time and must include a guarantee by an eligible institution in the form set forth in the Notice of Guaranteed Delivery.

Stock Options. Options to purchase shares cannot be tendered in the Offer. If you hold currently exercisable options to purchase shares, you may exercise such options in accordance with the terms of the applicable stock option plans and tender the shares received upon such exercise in accordance with the Offer. Holders of exercisable options should evaluate the Offer carefully to determine if participation would be advantageous to them. We strongly encourage such holders to discuss the Offer with their tax advisor, broker and/or financial advisor. An exercise of an option cannot be revoked even if shares received upon the exercise thereof and tendered in the Offer are not purchased in the Offer for any reason.

Return of Unpurchased Shares. The Depositary will return certificates for unpurchased shares promptly after the expiration or termination of the Offer or the proper withdrawal of the shares, as applicable in accordance with applicable law, or, in the case of shares tendered by book-entry transfer at the book-entry transfer facility, the Depositary will credit the shares to the appropriate account maintained by the tendering stockholder at the book-entry transfer facility, in each case without expense to the stockholder.

Tendering Stockholder’s Representation and Warranty; Our Acceptance Constitutes an Agreement. It is a violation of Rule 14e-4 promulgated under the Exchange Act for a person acting alone or in concert with others, directly or indirectly, to tender shares for such person’s own account unless at the time of tender and at the Expiration Time such person has a “net long position” in (a) the shares that is equal to or greater than the amount tendered and will deliver or cause to be delivered such shares for the purpose of tendering to us within the period specified in the Offer or (b) other securities immediately convertible into, exercisable for or exchangeable into shares (“Equivalent Securities”) that is equal to or greater than the amount tendered and, upon the acceptance of such tender, will acquire such shares by conversion, exchange or exercise of such Equivalent Securities to the extent required by the terms of the Offer and will deliver or cause to be delivered such shares so acquired for the purpose of tender to us within the period specified in the Offer. Rule 14e-4 also provides a similar restriction applicable to the tender or guarantee of a tender on behalf of another person. A tender of shares made pursuant to any method of delivery set forth herein will constitute the tendering stockholder’s acceptance of the terms and conditions of the Offer, as well as the tendering stockholder’s representation and warranty to us that (a) such stockholder has a “net long position” in shares or Equivalent Securities at least equal to the shares being tendered within the meaning of Rule 14e-4, and (b) such tender of shares complies with Rule 14e-4. Our acceptance for payment of shares tendered pursuant to the Offer will constitute a binding agreement between the tendering stockholder and us upon the terms and subject to the conditions of the Offer.

Determination of Validity; Rejection of Shares; Waiver of Defects; No Obligation to Give Notice of Defects. All questions as to the number of shares to be accepted, the price to be paid for shares to be accepted and the validity, form, eligibility (including time of receipt) and acceptance for payment of any tender of shares will be determined by us, in our sole discretion, and our determination will be final and binding on all parties, subject to a stockholder’s right to challenge our determination in a court of competent jurisdiction. We reserve the absolute right prior to the Expiration Time to reject any or all tenders we determine not to be in proper form or the acceptance for payment of or payment for which may, in the opinion of our counsel, be unlawful. We also reserve the absolute right, subject to applicable law, to waive any conditions of the Offer with respect to all stockholders prior to the Expiration Time or any defect or irregularity in any tender with respect to any particular shares or any particular stockholder whether or not we waive similar defects or irregularities in the case of other stockholders. No tender of shares will be deemed to have been validly made until all defects or irregularities relating thereto have been cured or waived. None of us, the Information Agent, the Depositary or any other person will be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification. Our reasonable interpretation of the terms of and conditions to the Offer, including the Letter of Transmittal and the instructions thereto, will be final and binding on all parties, subject to a stockholder’s right to challenge our determination in a court of competent jurisdiction. By tendering shares to us, you agree to accept all decisions we make concerning these matters and waive any right you might otherwise have to challenge those decisions.

U.S. Federal Income Tax Backup Withholding and Withholding. Under the U.S. backup withholding rules, 28% of the gross proceeds payable to a stockholder or other payee pursuant to the Offer must be withheld and remitted to the U.S. Treasury, unless the stockholder or other payee provides its taxpayer identification number (employer identification number or social security number) to the Depositary and certifies that such number is correct or an exemption otherwise applies under applicable Treasury regulations. Therefore, except as provided below, each tendering stockholder that is a U.S. Holder (as defined in Section 14) should complete and sign the IRS Form W-9 included as part of the Letter of Transmittal so as to provide the information and certification necessary to avoid backup withholding. Backup withholding is not an additional tax. Rather, the amount of backup withholding can be refunded by the IRS or credited against the U.S. federal income tax liability of the person subject to backup withholding, provided the required information is timely furnished to the IRS. Payments of sale proceeds to U.S. stockholders by a broker and payments of dividends generally will be subject to information reporting to the IRS.

Certain stockholders (including, among others, certain corporations and certain foreign individuals and entities) are not subject to backup withholding. In order for a foreign stockholder to qualify as a recipient exempt from backup withholding, that stockholder must submit a statement (generally, an IRS Form W-8BEN, IRS Form W-8BEN-E, or other applicable IRS Form W-8), signed under penalties of perjury, attesting to that stockholder’s exempt status. Such statements can be obtained from the Depositary or from the IRS at www.irs.gov. Backup withholding generally will not apply to amounts subject to the 30% or treaty-reduced rate of withholding as described below.

ANY TENDERING STOCKHOLDER OR OTHER PAYEE THAT FAILS TO COMPLETE FULLY AND SIGN THE IRS FORM W-9 INCLUDED IN THE LETTER OF TRANSMITTAL OR APPLICABLE IRS FORM W-8 MAY BE SUBJECT TO REQUIRED U.S. BACKUP WITHHOLDING AT A RATE EQUAL TO 28% OF THE GROSS PROCEEDS PAID TO SUCH STOCKHOLDER OR OTHER PAYEE PURSUANT TO THE OFFER.

Gross proceeds payable pursuant to the Offer to a foreign stockholder or his or her agent will be subject to U.S. withholding tax at a rate of 30%, unless the Depositary determines that a reduced or zero rate of withholding is applicable pursuant to an applicable income tax treaty or that an exemption from withholding is applicable because such gross proceeds are effectively connected with the conduct of a trade or business by the foreign stockholder within the United States and, in either case, the foreign stockholder provides the appropriate certification, as described below. For this purpose, a foreign stockholder is any stockholder (other than a partnership or other entity or arrangement treated as a partnership for U.S. federal income tax purposes) that is not for U.S. federal income tax purposes: (a) an individual citizen or resident of the United States, (b) a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia or otherwise treated as such for U.S. federal income tax purposes, (c) an estate the income of which is subject to U.S. federal income taxation regardless of its source, or (d) a trust if (i) a court within the United States can exercise primary supervision of the trust’s administration and one or more U.S. persons have the authority to control all substantial decisions of the trust or (ii) it has a valid election in effect under applicable regulations to be treated as a U.S. person. If a partnership (including for this purpose any entity or arrangement, domestic or foreign, treated as a partnership for U.S. federal income tax purposes) is a beneficial owner of our stock, the tax treatment of a partner in the partnership generally will depend upon the status of the partner and the activities of the partnership. A beneficial owner that is a partnership, and partners in such partnership, should consult their own tax advisors. A foreign stockholder may be eligible to file for a refund from the IRS of all or a portion of such tax withheld if such stockholder meets the “complete termination,” “substantially disproportionate” or “not essentially equivalent to a dividend” tests described in Section 14 or if such stockholder is entitled to a reduced or zero rate of withholding pursuant to an applicable income tax treaty and the Depositary withheld at a higher rate. In order to obtain a reduced or zero rate of withholding under an applicable income tax treaty, a foreign stockholder must deliver to the Depositary before the payment a properly completed and executed IRS Form W-8BEN, IRS Form W-8BEN-E, or other applicable IRS Form W-8, claiming such exemption or reduction. In order to claim an exemption from withholding on the grounds that gross proceeds paid pursuant to the Offer are effectively connected with the conduct of a trade or business by the foreign stockholder within the United States, the foreign stockholder must deliver to the Depositary before the payment is made a properly completed and executed IRS Form W-8ECI claiming such exemption. Such forms can be obtained from the Depositary or from the IRS at www.irs.gov. Backup withholding generally will not apply to amounts subject to the 30% or a treaty-reduced rate of withholding. We must report annually to the IRS any dividends paid to a foreign stockholder and the tax withheld with respect to such dividends. Copies of these reports may be made available to tax authorities in the country where the foreign stockholder resides. Foreign stockholders are urged to consult their own tax advisors regarding the application of U.S. federal withholding tax, including eligibility for a withholding tax reduction or exemption and the refund procedure.

Lost Certificates. If the share certificates which a registered holder wants to surrender have been lost, destroyed or stolen, the stockholder should promptly notify the Depositary at (877) 248-6417. The Depositary will instruct the stockholder as to the steps that must be taken in order to replace the certificates.

Tax Consequences of Exercise of Vested Options. If an optionholder exercises a vested option to purchase Company shares and tenders such shares in the Offer, the U.S. federal tax consequences will vary depending on whether the option (prior to its exercise) constitutes an ISO or a NSO. Please see below for a summary of the U.S. federal tax consequences as of the date hereof. The summaries below do not address other tax rules; for instance, they do not address the state, local, employment or non-U.S. tax implications of the exercise of a stock options in connection with the Offer, nor do the summaries above discuss the application of Section 409A of the Internal Revenue Code to stock options. In addition, if an optionholder is subject to tax in both the U.S. and another country, different or additional tax rules also may apply. Accordingly, each optionholder is strongly encouraged to discuss the Offer with his or her tax advisor, broker and/or financial advisor if the option holder is considering exercising vested stock options in order to participate in the Offer.

ISOs. Generally, an optionholder will recognize no income for regular tax purposes upon exercise of an ISO. However, the excess of the fair market value of vested shares acquired on exercise of an ISO over their exercise price (“spread” at exercise) is treated as an adjustment in determining whether the optionholder is subject to alternative minimum tax (“AMT”) unless the optionholder disposes of the shares in the calendar year of exercise (and thereby includes the spread at exercise as ordinary income, as described below).

Qualifying Dispositions. An optionholder’s tax treatment of sales of stock purchased from the exercise of a vested ISO generally depends on how long the shares have been held since the ISO was originally granted and since the ISO was exercised. If the shares purchased under a vested ISO are sold after both (x) 2 years after the date the ISO was granted, and (y) 1 year after the ISO was exercised, then the sale constitutes a “qualifying disposition”. These holding periods are called the “ISO Holding Periods.” Upon a qualifying disposition, the difference between (a) the sale price of those shares you purchased under your ISO and (b) the exercise price of those shares may be treated as long-term capital gain (or loss).

Disqualifying Dispositions. If the shares purchased under a vested ISO are sold without meeting both of the ISO Holding Periods, then the sale constitutes a “disqualifying disposition.” If an optionholder is exercising ISOs in connection with the Offer, he or she will have a disqualifying disposition of the shares purchased under the ISO when those shares are sold, because the ISO Holding Periods will not have been met (i.e., an optionholder will not have held the shares purchased under a vested ISO for at least one year from the date of exercise).

Upon an optionholder’s disqualifying disposition of Company shares purchased under a vested ISO, the difference between (a) the fair market value of the purchased shares at the time of exercise and (b) the exercise price of those shares (that is, the spread at exercise) generally will be treated as ordinary income (but not income for employment tax purposes, such as FICA and FUTA taxes). If shares subject to an ISO are purchased by the optionholder and sold in the same calendar year, they will not be included in the calculation of the optionholder’s AMT. Any difference between (a) the total sale price of those shares and (b) the fair market value of those shares at the time of exercise may be treated as capital gain or loss (long-term if you had held the shares more than 1 year; otherwise, short-term).

Reporting and Withholding. Under current U.S. federal tax law, the Company is not required to withhold any taxes in connection with the exercise of an ISO or sale of shares purchased under an ISO. However, the holder of an ISO who exercises is still required to pay all applicable taxes to the IRS and state taxing authorities. The holder of an ISO who exercises will not have to pay federal employment taxes upon either a qualifying or disqualifying disposition of ISO shares.

If an optionholder has a disqualifying disposition of ISO shares, the Company will report any ordinary income resulting from the disqualifying disposition on the optionholder’s Form W-2 and other applicable U.S. tax filings for 2015. The Company does not report qualifying dispositions of ISO shares.

NSOs. If an optionholder exercises a vested NSO, such optionholder will recognize ordinary income equal to the excess of (a) the fair market value of the NSO shares on the exercise date over (b) the exercise price paid for those shares. The optionholder’s election to participate in the Offer will not alter this result. Employees will be subject to withholding for federal income tax, employment taxes and any applicable state and local taxes required to be withheld from wages on such amount. Any difference between (a) the total sale price of those shares and (b) the fair market value of those shares at the time of exercise generally is expected to be treated as capital gain or loss (long-term if you had held the shares more than 1 year; otherwise, short-term).

4. Withdrawal Rights

Except as this Section 4 otherwise provides, tenders of shares are irrevocable. You may withdraw shares that you have previously tendered under the Offer according to the procedures we describe below at any time prior to the Expiration Time. You may also withdraw your previously tendered shares at any time after 12:00 midnight, New York City time, on January 25, 2016, unless such shares have been accepted for payment as provided in the Offer.

For a withdrawal to be effective, a written, telegraphic or facsimile transmission notice of withdrawal must:

•	be received in a timely manner by the Depositary at one of its addresses or its facsimile number set forth on the back cover of this Offer to Purchase; and

•	specify the name of the person having tendered the shares to be withdrawn, the number of shares to be withdrawn and the name of the registered holder of the shares to be withdrawn, if different from the name of the person who tendered the shares.

If certificates for shares have been delivered or otherwise identified to the Depositary, then, prior to the physical release of those certificates, the serial numbers shown on those certificates must be submitted to the Depositary and, unless an eligible institution has tendered those shares, an eligible institution must guarantee the signatures on the notice of withdrawal.

If a stockholder has used more than one Letter of Transmittal or has otherwise tendered shares in more than one group of shares, the stockholder may withdraw shares using either separate notices of withdrawal or a combined notice of withdrawal, so long as the information specified above is included. If shares have been delivered in accordance with the procedures for book-entry transfer described in Section 3, any notice of withdrawal must also specify the name and number of the account at the book-entry transfer facility to be credited with the withdrawn shares and otherwise comply with the book-entry transfer facility’s procedures.

Withdrawals of tendered shares may not be rescinded, and any shares properly withdrawn will thereafter be deemed not validly tendered for purposes of the Offer. Withdrawn shares may be retendered at any time prior to the Expiration Time by again following one of the procedures described in Section 3.

We will decide, in our sole discretion, all questions as to the form and validity, including time of receipt, of notices of withdrawal, and each such decision will be final and binding on all parties, subject to a stockholder’s right to challenge our determination in a court of competent jurisdiction. We also reserve the absolute right to waive any defect or irregularity in the withdrawal of shares by any stockholder, whether or not we waive similar defects or irregularities in the case of any other stockholder. None of us, the Information Agent, the Depositary or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.

If we extend the Offer, are delayed in our purchase of shares, or are unable to purchase shares under the Offer as a result of the occurrence of a condition disclosed in Section 7, then, without prejudice to our rights under the Offer, the Depositary may, subject to applicable law, retain tendered shares on our behalf, and such shares may not be withdrawn except to the extent tendering stockholders are entitled to withdrawal rights as described in this Section 4. Our reservation of the right to delay payment for shares which we have accepted for payment is limited by Rule 13e-4(f)(5) promulgated under the Exchange Act, which requires that we must pay the consideration offered or return the shares tendered promptly after termination or withdrawal of a tender offer.

5. Purchase of Shares and Payment of Purchase Price

Upon the terms and subject to the conditions of the Offer, promptly following the Expiration Time, we will (1) determine a single per share purchase price we will pay for the shares properly tendered and not properly withdrawn before the Expiration Time, taking into account the number of shares tendered and the prices specified by tendering stockholders, and (2) subject to certain limitations and legal requirements, decide whether to accept for payment and pay the purchase price for (and thereby purchase) up to an additional 2% of our outstanding shares (approximately 2.4 million shares, based on 120,236,510 shares of our common stock issued and outstanding as of November 23, 2015) in accordance with the terms and conditions of the Offer. In exercising this right, we may increase the purchase price to allow us to purchase all such additional shares.

For purposes of the Offer, we will be deemed to have accepted for payment (and therefore purchased), subject to the “odd lot” priority, proration and conditional tender provisions of this Offer, shares that are properly tendered and not properly withdrawn only when, as and if we give oral or written notice to the Depositary of our acceptance of the shares for payment pursuant to the Offer.

In all cases, payment for shares tendered and accepted for payment pursuant to the Offer will be made promptly, subject to possible delay in the event of proration, but only after timely receipt by the Depositary of:

•	certificates for shares, or a timely book-entry confirmation of the deposit of shares into the Depositary’s account at the book-entry transfer facility;

•	a properly completed and duly executed Letter of Transmittal (or manually signed facsimile of the Letter of Transmittal), or, in the case of a book-entry transfer, an agent’s message; and

•	any other required documents.

We will pay for shares purchased pursuant to the Offer by depositing the aggregate purchase price for the shares with the Depositary, which will act as agent for tendering stockholders for the purpose of receiving payment from us and transmitting payment to the tendering stockholders.

In the event of proration, we will determine the proration factor and pay for those tendered shares accepted for payment promptly after the expiration of the Offer. Certificates for all shares tendered and not purchased, including shares not purchased due to proration or conditional tender, will be returned or, in the case of shares tendered by book-entry transfer, will be credited to the account maintained with the book-entry transfer facility by the participant who delivered the shares, to the tendering stockholder at our expense promptly after the expiration or termination of the Offer.

Under no circumstances will we pay interest on the purchase price, including but not limited to, by reason of any delay in making payment. In addition, if certain events occur, we may not be obligated to purchase shares pursuant to the Offer. See Section 7.

We will pay all stock transfer taxes, if any, payable on the transfer to us of shares purchased pursuant to the Offer. If, however, payment of the purchase price is to be made to, or (in the circumstances permitted by the Offer) if unpurchased shares are to be registered in the name of, any person other than the registered holder, or if tendered certificates are registered in the name of any person other than the person signing the Letter of Transmittal, the amount of all stock transfer taxes, if any (whether imposed on the registered holder or the other person), payable on account of the transfer to the person will be deducted from the purchase price unless satisfactory evidence of the payment of the stock transfer taxes, or exemption from payment of the stock transfer taxes, is submitted. See Instruction 6 of the Letter of Transmittal.

Any tendering stockholder or other payee that is a U.S. Holder and that fails to complete fully, sign and return to the Depositary the IRS Form W-9 included with the Letter of Transmittal or the applicable IRS Form W-8 may be subject to required U.S. backup withholding at a rate equal to 28% of the gross proceeds paid to the stockholder or other payee pursuant to the Offer. See Section 3. Any foreign stockholder will be subject to withholding at a rate of 30% on payments received pursuant to the Offer, unless the Depositary determines that a reduced or zero rate of withholding is applicable pursuant to an applicable tax treaty or that an exemption from withholding is applicable because such gross proceeds are effectively connected with the conduct of a trade or business by the foreign stockholder within the United States. See Section 3.

6. Conditional Tender of Shares

Subject to the exception for Odd Lot Holders, in the event of an over-subscription of the Offer, shares tendered prior to the Expiration Time will be subject to proration. See Section 1. As discussed in Section 14, the number of shares to be purchased from a particular stockholder may affect the U.S. federal income tax treatment of the purchase to the stockholder and the stockholder’s decision whether to tender. The conditional tender alternative is made available for stockholders seeking to take steps to have shares sold pursuant to the offer treated as a sale or exchange of such shares by the stockholder, rather than a distribution to the stockholder, for U.S. federal income tax purposes. Accordingly, a stockholder may tender shares subject to the condition that a specified minimum number of the stockholder’s shares tendered pursuant to a Letter of Transmittal must be purchased if any shares tendered are purchased. Any stockholder desiring to make a conditional tender must so indicate in the box entitled “Conditional Tender” in the Letter of Transmittal, and, if applicable, in the Notice of Guaranteed Delivery. It is the tendering stockholder’s responsibility to calculate the minimum number of shares that must be purchased from the stockholder in order for the stockholder to qualify for sale or exchange (rather than distribution) treatment for U.S. federal income tax purposes. Stockholders are urged to consult with their tax advisors. No assurances can be provided that a conditional tender will achieve the intended U.S. federal income tax result in all cases.

Any tendering stockholder wishing to make a conditional tender must calculate and appropriately indicate the minimum number of shares that must be purchased if any are to be purchased. After the Offer expires, if more than 7,317,073 shares (or such greater number of shares as we may elect to purchase, subject to applicable law) are properly tendered and not properly withdrawn, so that we must prorate our acceptance of and payment for tendered shares, we will calculate a preliminary proration percentage based upon all shares properly tendered, conditionally or unconditionally. If the effect of this preliminary proration would be to reduce the number of shares to be purchased from any stockholder below the minimum number specified, the tender will automatically be regarded as withdrawn (except as provided in the next paragraph). All shares tendered by a stockholder subject to a conditional tender and regarded as withdrawn as a result of proration will be returned at our expense, promptly after the Expiration Time.

After giving effect to these withdrawals, we will accept the remaining shares properly tendered, conditionally or unconditionally, on a pro rata basis, if necessary. If conditional tenders would otherwise be regarded as withdrawn and would cause the total number of shares to be purchased to fall below 7,317,073 (or such greater number of shares as we may elect to purchase, subject to applicable law) then, to the extent feasible, we will select enough of the conditional tenders that would otherwise have been withdrawn to permit us to purchase 7,317,073 shares (or such greater number of shares as we may elect to purchase, subject to applicable law). In selecting among the conditional tenders, we will select by random lot, treating all tenders by a particular stockholder as a single lot, and will limit our purchase in each case to the designated minimum number of shares to be purchased. To be eligible for purchase by random lot, stockholders whose shares are conditionally tendered must have tendered all of their shares.

7. Conditions of the Offer

Notwithstanding any other provision of the Offer, we will not be required to accept for payment, purchase or pay for any shares tendered, and may terminate or amend the Offer or may postpone the acceptance for payment of, or the purchase of and the payment for, shares tendered, subject to the rules under the Exchange Act, if at any time on or after the commencement of the Offer and before the Expiration Time any of the following events has occurred (or has been determined by the Company to have occurred) that, in the Company’s reasonable judgment and regardless of the circumstances giving rise to the event or events (other than any action or omission to act by the Company), makes it inadvisable to proceed with the Offer or with acceptance of the shares for payment:

•	There has been threatened, instituted or pending any action, suit, investigation or proceeding by any government or governmental, regulatory or administrative agency, authority or tribunal or by any other person, domestic, foreign or supranational, before any court, authority, agency, self-regulatory organization or other tribunal that directly or indirectly:

•	challenges or seeks to challenge, restrain, prohibit, prevent or delay the making of the Offer, the acquisition by us of the shares in the Offer, or any other matter relating to the Offer, or seeks to obtain any material damages or otherwise relating to the transactions contemplated by the Offer;

•	seeks to make the purchase of, or payment for, some or all of the shares pursuant to the Offer illegal or results in a delay in our ability to accept for payment or pay for some or all of the shares; or

•	otherwise could reasonably be expected to materially adversely affect our business, financial condition, results of operations, or prospects or the value of our shares;

•	An order, statute, rule, regulation, executive order, stay, decree, judgment or injunction shall have been proposed, enacted, entered, issued, promulgated, enforced or deemed applicable by any court or governmental, regulatory or administrative agency or instrumentally or self-regulating organization that, in our reasonable judgement, either (a) would or might prohibit, prevent, restrict or delay consummation of the Offer or (b) is, or is reasonably likely to be, materially adverse to our business, operations, properties, condition (financial or otherwise), assets, liabilities or prospects;

•	There has occurred any change in the general political, market, economic or financial conditions in the United States or abroad that is reasonably likely to materially and adversely affect our business, financial condition, results of operations, or prospects or the value of our shares or otherwise materially impair the contemplated future conduct of our business or adversely affect trading in our shares;

•	There has occurred a general suspension of trading in, or limitation on prices for, securities on any United States national securities exchange or in the over-the-counter markets in the United States or a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, whether or not mandatory;

•	There has occurred a commencement or escalation of war, armed hostilities or other international or national calamity, including, but not limited to, an act of terrorism, directly or indirectly involving the United States or any country in which we conduct operations that are material to our business;

•	There has been a limitation, whether or not mandatory, by any governmental, regulatory or administrative agency or authority on, or any event that, in our reasonable judgment, could materially affect the extension of credit by banks or other lending institutions in the United States;

•	There has been a decrease in excess of 10% in the market price for our shares or in the Dow Jones Industrial Average, the New York Stock Exchange Composite Index, the NASDAQ Composite Index or the S&P 500 Composite Index;

•	A tender or exchange offer for any or all of the shares, or any merger, acquisition, business combination or other similar transaction with or involving us or any subsidiary, has been proposed, announced or made by any person or has been publicly disclosed or we have entered into a definitive agreement or an agreement in principle with any person with respect to a merger, acquisition, business combination or other similar transaction, other than in the ordinary course of business;

•	We learn that:

•	any entity, “group” (as that term is used in Section 13(d)(3) of the Exchange Act) or person has acquired or proposed to acquire beneficial ownership of more than 5% of our outstanding shares, whether through the acquisition of stock, the formation of a group, the grant of any option or right, or otherwise (other than as and to the extent disclosed in a Schedule 13D or Schedule 13G filed with the SEC on or before November 23, 2015;

•	any entity, group or person who has filed with the SEC a Schedule 13D or Schedule 13G relating to the Company on or before November 23, 2015 has acquired or proposes to acquire, whether through the acquisition of stock, the formation of a group, the grant of any option or right, or otherwise (other than by virtue of the Offer), beneficial ownership of an additional 1% or more of our outstanding shares;

•	any new group has been formed that beneficially owns more than 5% of our outstanding shares (options for and other rights to acquire shares that are acquired or proposed to be acquired being deemed to be immediately exercisable or convertible for purposes of this clause); or

•	any entity, group or person shall have filed a Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, or made a public announcement reflecting an intent to acquire us;

•	Any approval, permit, authorization, favorable review or consent of any domestic or foreign governmental entity or any third party consents required to be obtained in connection with the Offer shall not have been obtained;

•	There has occurred any change (or event involving a prospective change) that could reasonably be expected to materially adversely affect our business, financial condition, results of operations, or prospects or the value of our shares; or

•	We determine that the consummation of the Offer may either cause the shares to be held of record by less than 300 persons or cause our shares to be delisted from the NASDAQ or to be eligible for deregistration under the Exchange Act.

The conditions referred to above are for our sole benefit and may be asserted by us regardless of the circumstances (other than any action or omission to act by us) giving rise to any condition, and may be waived by us, in whole or in part, at any time and from time to time in our discretion prior to the Expiration Time. Our failure at any time prior to the Expiration Time to exercise any of the foregoing rights will not be deemed a waiver of any right, and each such right will be deemed an ongoing right that may be asserted at any time and from time to time prior to the Expiration Time. Any determination by us concerning the events described above will be final and binding on all parties, subject to a stockholder’s right to challenge our determination in a court of competent jurisdiction.

8. Price Range of the Shares

The shares are traded on the NASDAQ Global Select Market under the symbol “CPRT.” The following table sets forth, for each of the periods indicated, the high and low sales prices per share as reported by NASDAQ based on published financial sources:

	High	Low
Fiscal 2014:
First Quarter	$34.71	$30.38
Second Quarter	$36.93	$31.08
Third Quarter	$37.54	$32.59
Fourth Quarter	$37.15	$33.37
Fiscal 2015:
First Quarter	$34.92	$29.93
Second Quarter	$37.81	$33.14
Third Quarter	$38.50	$35.48
Fourth Quarter	$36.80	$33.36
Fiscal 2016:
First Quarter	$36.75	$32.60
Second Quarter (through November 23, 2015)	$37.33	$35.43

On November 23, 2015, the most recent practicable trading day before we commenced the Offer, the last reported sale price of our common stock was $37.20 per share. You are urged to obtain current market quotations for the shares before deciding whether to tender your shares.

9. Source and Amount of Funds

Assuming that 7,317,073 shares are purchased in the Offer at the maximum purchase price of $41.00 per share, the aggregate purchase price will be approximately $300.0 million. We anticipate that we will pay for the shares tendered in the Offer, as well as paying related fees and expenses, from our cash, cash equivalents and short-term investments.

We will utilize a portion of our existing cash in connection with the Offer and, as a result, will have reduced liquidity. Reduced liquidity could have certain material adverse effects on us, including, but not limited to, the following: (i) our available liquidity in the future for acquisitions, working capital, capital expenditures, and general corporate or other purposes could be impaired, and additional financing may not be available on terms acceptable to us; (ii) our ability to withstand competitive pressures may be decreased; and (iii) our reduced level of liquidity may make us more vulnerable to economic downturns, and reduce our flexibility in responding to changing business, regulatory and economic conditions.

10. Certain Information Concerning the Company

Copart, Inc. is a leading provider of online auctions and vehicle remarketing services in the United States (U.S.), Canada, the United Kingdom (U.K.), the United Arab Emirates (U.A.E.), Oman, Bahrain, India, and Brazil. We also provide vehicle remarketing services in Germany and Spain.

We provide vehicle sellers with a full range of services to process and sell vehicles primarily over the Internet through our Virtual Bidding Third Generation Internet auction-style sales technology, which we refer to as VB3. Vehicle sellers consist primarily of insurance companies, but also include banks and financial institutions, charities, car dealerships, fleet operators and vehicle rental companies. We sell the vehicles principally to licensed vehicle dismantlers, rebuilders, repair licensees, used vehicle dealers and exporters and, at certain locations, to the general public. The majority of the vehicles sold on behalf of insurance companies are either damaged vehicles deemed a total loss or not economically repairable by the insurance companies, or are recovered stolen vehicles for which an insurance settlement with the vehicle owner has already been made. We offer vehicle sellers a full range of services that expedite each stage of the vehicle sales process, minimize administrative and processing costs, and maximize the ultimate sales price.

In the U.S. and Canada (North America), Brazil, the U.A.E., Oman, India, and Bahrain, we sell vehicles primarily as an agent and derive revenue primarily from fees paid by vehicle sellers and vehicle buyers, as well as related fees for services such as towing and storage. In the U.K., we operate both on a principal basis, purchasing the salvage vehicles outright from the insurance companies and reselling the vehicles for our own account, and as an agent. In Germany and Spain, we derive revenue from sales listing fees for listing vehicles on behalf of many insurance companies.

Our executive offices are located at 14185 Dallas Parkway, Suite 300, Dallas, Texas, telephone number (972) 391-5000. Our Internet address is www.copart.com for corporate and investor information. The information contained on our web site or connected to our web site is not incorporated by reference into this offer to purchase and should not be considered part of this offer to purchase.

Incorporation by Reference. The rules of the Securities and Exchange Commission allow us to “incorporate by reference” information into this offer to purchase, which means that we can disclose important information to you by referring you to another document filed separately with the Securities and Exchange Commission. This offer to purchase incorporates by reference the documents listed below, including the financial statements and the notes related thereto contained in those documents that have been previously filed with the Securities and Exchange Commission. These documents contain important information about us.

Annual Report on Form 10-K:	Fiscal year ended July 31, 2015, filed on September 25, 2015.
Current Reports on Form 8-K:	Filed October 15, 2015 and November 23, 2015 (Item 5.02).
The portions of our Definitive Proxy Statement on Schedule 14A (other than information furnished rather than filed) that are incorporated by reference into our Annual Report on Form 10-K:	Filed on November 3, 2015.

Additional Information. We file annual, quarterly and current reports, proxy statements and other information with the SEC relating to our business, financial condition and other matters. You can also read and copy any materials we file with the SEC at its Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You can obtain information about the operation of the SEC’s Public Reference Room by calling the SEC at 1-800-SEC-0330. Copies can be obtained from the SEC upon payment of the prescribed fees. The SEC also maintains a Web site at www.sec.gov that contains reports, proxy statements and other information regarding issuers that file electronically with it. We make available free of charge at www.copart.com (in the “Investor Relations” section) copies of materials we file with, or furnish to, the SEC.

We also have filed an Issuer Tender Offer Statement on Schedule TO with the SEC that includes additional information relating to the Offer. The Issuer Tender Offer Statement on Schedule TO, together with any exhibits and amendments thereto, may be examined and copies may be obtained at the same places and in the same manner as set forth above.

11. Interest of Directors and Executive Officers; Transactions and Arrangements Concerning the Shares

A list of our directors and executive officers as of November 23, 2015 is attached to this Offer to Purchase as Schedule I. As of November 23, 2015, there were 120,236,510 shares of our common stock issued and outstanding. The 7,317,073 shares we are offering to purchase under the Offer represent approximately 6.1% of the total number of outstanding shares as of November 23, 2015.

As of November 23, 2015, our directors and executive officers as a group (15 persons) beneficially owned an aggregate of 26,214,816 shares, representing approximately 19.5% of the total number of outstanding shares (including stock options exercisable within 60 days of November 23, 2015).

All of our directors and executive officers have advised us that they do not intend to tender any of their shares in the Offer. As a result, the Offer will increase the proportional holdings of our directors and executive officers. However, after termination of the Offer, our directors and executive officers may, in compliance with applicable law, sell their shares in open market transactions after the Offer at prices that may or may not be more favorable than the purchase price.

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth certain information known to us regarding the ownership of our common stock as of November 23, 2015 by (i) all persons known by us to be beneficial owners of five percent (5%) or more of our common stock; (ii) each of our current directors and nominees for director; (iii) any other named executive officers; and (iv) all of our executive officers and directors as a group. Beneficial ownership is determined based on SEC rules and includes certain stock options exercisable within 60 days of November 23, 2015. Unless otherwise indicated, each of the stockholders has sole voting and investment power with respect to the shares beneficially owned, subject to community property laws where applicable.

Name and Address of Beneficial Owner(1)	Number of Shares Beneficially Owned	Percent of Total Shares Outstanding(2)
5% or more beneficial owners, executive officers and directors:
BlackRock, Inc. (3)	6,613,320	5.5%
The Vanguard Group (4)	6,979,359	5.8%
Willis J. Johnson (5)	13,272,880	10.6%
A. Jayson Adair (6)	8,172,159	6.5%
Matt Blunt (7)	76,667	*
Steven D. Cohan (8)	301,679	*
Daniel J. Englander (9)	519,307	*

Name and Address of Beneficial Owner(1)	Number of Shares Beneficially Owned	Percent of Total Shares Outstanding(2)
William E. Franklin (10)	508,425	*
James E. Meeks (11)	261,667	*
Rama Prasad (12)	20,675	*
Paul A. Styer (13)	453,453	*
Thomas N. Tryforos (14)	373,929	*
Robert H. Vannuccini (15)	365,473	*
All directors and executive officers as a group (15 persons) (16)	26,214,816	19.5%

*	Represents less than 1% of our outstanding common stock.

(1)	Unless otherwise set forth in these footnotes, the mailing address for each of the persons listed in this table is: c/o Copart, Inc., 14185 Dallas Parkway, Suite 300, Dallas, Texas 75254.
(2)	Based on 120,236,510 shares outstanding as of November 23, 2015.
(3)	Includes 6,291,862 shares as to which BlackRock, Inc. (“BlackRock”) and its affiliates have sole voting power, and 6,613,320 shares as to which BlackRock and its affiliates have sole dispositive power. Beneficial ownership information is based on a Schedule 13G filed with the SEC on February 2, 2015. The address of BlackRock and its affiliates is 55 East 52nd Street, New York, NY 10022.
(4)	Includes 75,484 shares as to which The Vanguard Group (“Vanguard”) and its affiliates have sole voting power, 6,912,775 shares as to which Vanguard and its affiliates have sole dispositive power, and 66,584 shares as to which Vanguard and its affiliates have shared dispositive power. Beneficial ownership information is based on a Schedule 13G filed with the SEC on February 11, 2015. The address of Vanguard and its affiliates is 100 Vanguard Boulevard, Malvern, Pennsylvania 19355.
(5)	Includes 7,476,885 shares held by the Willis J. Johnson and Reba J. Johnson Revocable Trust DTD 1/16/1997, for which Mr. Johnson and his wife are trustees and 1,374,328 shares held by the Reba Family Limited Partnership II, for which Mr. Johnson and his wife are the general partners. Also includes options to acquire 4,421,667 shares of common stock held by Mr. Johnson that are exercisable within sixty days after November 23, 2015.
(6)	Includes 2,319,680 shares held by the A. Jayson Adair and Tammi L. Adair Revocable Trust, for which Mr. Adair and his wife are trustees, 2,479 shares held by irrevocable trusts for the benefit of members of Mr. Adair’s immediate family and 550,000 shares held by JTGJ Investments, LP, a Texas limited partnership. Mr. Adair disclaims beneficial ownership of the shares held by JTGJ Investments, LP, except to the extent of his pecuniary interest. Also includes options to acquire 5,300,000 shares of common stock held by Mr. Adair that are exercisable within sixty days after November 23, 2015.
(7)	Includes options to acquire 76,667 shares of common stock held by Mr. Blunt that are exercisable within sixty days after November 23, 2015.
(8)	Includes 12 shares held directly and options to acquire 301,667 shares of common stock held by Mr. Cohan that are exercisable within sixty days after November 23, 2015.
(9)	Includes 199,900 held by Ursula Capital Partners, for which Mr. Englander is the sole general partner, 2,450 shares held by trusts for the benefit of members of Mr. Englander’s immediately family and 15,290 shares held directly by Mr. Englander. Mr. Englander disclaims beneficial ownership of the shares held by Ursula Capital Partners except to the extent of his pecuniary interest therein. Also includes options to acquire 301,667 shares of common stock held by Mr. Englander that are exercisable within sixty days after November 23, 2015.
(10)	Includes 7,377 shares held directly and options to acquire 501,048 shares of common stock held by Mr. Franklin that are exercisable within sixty days after November 23, 2015.
(11)	Includes options to acquire 261,667 shares of common stock held by Mr. Meeks that are exercisable within sixty days after November 23, 2015.
(12)	Includes 5,675 shares held directly and options to acquire 15,000 shares of common stock held by Mr. Prasad that are exercisable within sixty days after November 23, 2015.

(13)	Includes 94,592 shares held directly, 480 shares held by the Styer Revocable Trust U/A DTD 7/27/2005, and options to acquire 358,381 shares of common stock held by Mr. Styer that are exercisable within sixty days after November 23, 2015.
(14)	Includes 251,334 shares held by Elias Charles & Co. LLC, of which Mr. Tryforos is a member and 20,928 shares owned by others for which Mr. Tryforos has shared voting and dispositive power. Mr. Tryforos disclaims beneficial ownership of the shares held by Elias Charles & Co. LLC except to the extent of his pecuniary interest. Also includes options to acquire 101,667 shares of common stock held by Mr. Tryforos that are exercisable within sixty days after November 23, 2015.
(15)	Includes 3,267 shares held directly, and options to acquire 362,206 shares of common stock held by Mr. Vannuccini that are exercisable within sixty days after November 23, 2015.
(16)	Includes 12,338,037 shares and options to acquire 13,855,851 shares of common stock held by all executive officers and directors as a group that are exercisable within sixty days after November 23, 2015.

Equity Incentive Plans

2014 Employee Stock Purchase Plan. To enable us to continue to provide important equity incentives to our eligible employees, our board of directors adopted and our stockholders approved the 2014 Employee Stock Purchase Plan (the “2014 Purchase Plan”). The 2014 Purchase Plan provides for the purchase of up to an aggregate of 1,198,958 shares of our common stock of the Company by employees pursuant to its terms. Under the 2014 Purchase Plan, employees of the Company who elect to participate will have the right to purchase common stock at a 15% discount from the lower of the market value of the common stock at the beginning or the end of each six month offering period. The 2014 Purchase Plan permits an enrolled employee to make contributions to purchase shares of common stock by having withheld from their salary an amount up to 10% of their compensation (which amount may be increased from time to time by the Company but may not exceed 15% of compensation). No employee will be able to purchase more than $25,000 worth of common stock (calculated at the time the purchase right was granted) in any calendar year. The Compensation Committee of the Board of Directors administers the 2014 Purchase Plan. From August 1, 2015 through October 31, 2015, no shares were purchased by employees under our 2014 Purchase Plan. As of October 31, 2015, there were 3,942,094 shares of common stock available for issuance pursuant to the 2014 Purchase Plan.

Stand-Alone Stock Options. In April 2009, the Compensation Committee of the Company’s Board of Directors, following stockholder approval of proposed grants at a special meeting of stockholders, approved the grant to each of Willis J. Johnson, the Company’s Chairman (and then Chief Executive Officer), and A. Jayson Adair, the Company’s Chief Executive Officer (and then President), of nonqualified stock options to purchase 4,000,000 shares of the Company’s common stock at an exercise price of $15.11 per share, which equaled the closing price of the Company’s common stock on April 14, 2009, the effective date of grant. Such grants were made in lieu of any cash salary or bonus compensation in excess of $1.00 per year or the grant of any additional equity incentives for a five-year period. Each option became exercisable over five years, due to continued service by the executive, with twenty percent (20%) vesting on April 14, 2010, and the balance vesting ratably over the subsequent four years. Each option became fully vested due to continued service on April 14, 2014, the fifth anniversary of the date of grant. The total compensation expense recognized by the Company over the five year service period was $26.1 million per grant. The Company recognized no compensation expense in the year ended July 31, 2015, and $7.2 million for the year ended July 31, 2014, and $10.2 million for the year ended July 31, 2013 relating to these grants.

In October 2013, the Compensation Committee of the Company’s Board of Directors approved the grant to each of A. Jayson Adair, the Company’s Chief Executive Officer, and Vincent W. Mitz, the Company’s President, of nonqualified stock options to purchase 2,000,000 and 1,500,000 shares of the Company’s common stock, respectively, and on December 16, 2013 our stockholders approved such grants at an exercise price of $35.62 per share, which equaled the closing price of the Company’s common stock on December 16, 2013, the effective date of grant. Such grants were made in lieu of any cash salary or bonus compensation in excess of $1.00 per year or the grant of any additional equity incentives for a five-year period. Each option will become exercisable over five years, subject to continued service by Mr. Adair and Mr. Mitz, with twenty percent

(20%) vesting on April 15, 2015 and December 16, 2014, respectively, and the balance vesting monthly over the subsequent four years. Each option will become fully vested, assuming continued service, on April 15, 2019 and December 16, 2018, respectively. If, upon or following a change in control, either the Company or a successor entity terminates the executive’s service without cause, or the executive resigns for good reason (as defined in the option agreement), then one hundred percent (100%) of the shares subject to his stock option will immediately vest. The fair value of each option at the date of grant was $11.43. The total estimated compensation expense to be recognized by the Company over the five year estimated service period for these options is $40.0 million. The Company recognized $4.7 million in compensation expenses for these grants in the year ended July 31, 2014. On June 2, 2015, the Compensation Committee of the Board of Directors approved the amendment of each of the separate stand-alone stock option award agreements dated December 16, 2013, by and between the Company and A. Jayson Adair and Vincent W. Mitz, respectively. The amendment to the stock option agreements removed a provision providing at times prior to a “change in control” (as defined in the stock option agreements) for the immediate vesting in full of the underlying option upon an involuntary termination of Mr. Adair or Mr. Mitz, as applicable, without “cause” (as defined in the stock option agreements). Other than the amendment relating to accelerated vesting upon an involuntary termination without cause prior to a change in control, the stock option agreements did not effect any other material amendment or modification relative to such agreements as previously in effect. The Company recognized $2.1 million in compensation expenses for these grants in the three month period ended October 31, 2015. The Company recognized $7.5 million and $4.7 million in compensation expenses for these grants in the year ended July 31, 2015 and 2014, respectively.

2007 Equity Incentive Plan. In December 2007, the Company adopted the Copart, Inc. 2007 Equity Incentive Plan (the “2007 Plan”) reserving an aggregate of 8.0 million shares of the Company’s common stock. The 2007 Plan was amended in 2013 to increase the number of shares of the Company’s common stock reserved for issuance by an additional 4.0 million shares such that the total shares reserved for issuance is 12.0 million shares of the Company’s common stock. The 2007 Plan provides for the grant of incentive stock options, restricted stock, restricted stock units and other equity-based awards to employees and non-qualified stock options, restricted stock, restricted stock units and other equity-based awards to employees, officers, directors and consultants at prices not less than 100% of the fair market value for incentive and non-qualified stock options, as determined by the Board of Directors at the grant date. Incentive and nonstatutory stock options may have a term of up to ten years and vest over periods determined by the Board of Directors or the Compensation Committee of the Board of Directors, as applicable. Options generally vest ratably over a five-year period. The 2007 Plan replaced the Company’s 2001 Stock Option Plan. As of October 31, 2015, 1,617,796 shares were available for grant under the 2007 Plan. Additionally, as of October 31, 2015, awards covering 8,381,559 shares of common stock were outstanding under the 2007 Plan.

Each non-employee director is eligible to receive an annual option grant of shares under the Company’s 2007 Plan, which grant generally takes place on the date of the annual meeting of stockholders each year. Newly appointed directors are awarded an initial grant of shares at the time of appointment and are not eligible for an additional grant until the fiscal year following their appointment. On December 6, 2014, the date of our annual stockholder meeting, the Company granted to each of its non-employee directors options to purchase 40,000 shares of the Company’s common stock pursuant to the 2007 Plan as part of their annual board compensation for fiscal 2015.

2001 Stock Option Plan. In December 2001, the Company adopted the Copart, Inc. 2001 Stock Option Plan (the “2001 Plan”), presently covering an aggregate of 4.5 million shares of the Company’s common stock. The 2001 Plan provided for the grant of incentive stock options to employees and non-qualified stock options to employees, officers, directors and consultants. Options generally vest ratably over a five-year period. The Plan replaced the Company’s 1992 Stock Option Plan, which expired in August 2002. The Board of Directors terminated the 2001 Plan in 2007 and no further grants were be made under this plan. The 2001 Plan is still in operation to administer outstanding grants made pursuant to the 2001 Plan. As of October 31, 2015, awards covering 1,108,091 shares of common stock were outstanding under the 2001 Plan.

Change in Control Provisions. Our 2007 Plan does not provide for the acceleration of outstanding options or other equity incentive awards in the event of a change in control (as defined in the plans), except in the circumstances where the successor corporation does not assume or substitute for our outstanding awards. When a successor corporation does not assume or substitute for outstanding awards issued under the 2007 Plan in the event of an acquisition or merger, the award holder shall have the right to exercise the option or stock purchase right as to all shares subject to such award, including shares not otherwise vested or exercisable. The right to exercise the option or stock purchase right applies to all of our employees, including our named executive officers. In the event of a change in control, if the awards to be granted are not assumed or substituted by the successor corporation, the Compensation Committee has the authority as administrator of the equity plan to accelerate the vesting of the awards.

NEO Change-of-Control Agreements

We are not a party to any written employment agreements with any of our named executive officers, except for an employment agreement we entered into in fiscal 2004 (as subsequently amended in September 2008 in order to comply with section 409A of the Internal Revenue Code) with William E. Franklin, our executive vice president and chief financial officer, and an employment agreement we entered into in fiscal 2015 with Rama Prasad, our senior vice president and chief technology officer (together referred to as the executive employment agreements). The executive employment agreements set forth the base salary, bonus opportunity, benefits and the responsibilities of the position, as applicable, in effect at the time of execution of the agreement. In addition, the executive employment agreements require us to provide compensation to the executive in the event of termination of employment under certain circumstances.

Mr. Franklin’s employment agreement provides that in the event his employment is involuntarily terminated without cause or he resigns from his employment for “good reason,” and conditioned on his executing a severance agreement and release of claims, he will be entitled to payment of twelve months of his then-current base salary payable after the date of termination according to a schedule that complies with section 409A of the Internal Revenue Code. His employment agreement also provides that in the event his employment is terminated for any reason other than as previously described, including by reason of death or disability or “cause,” then he shall be entitled to receive severance benefits as provided under our then-existing severance and benefit plans and policies at the time of termination.

Mr. Prasad’s employment agreement provides that in the event his employment is involuntarily terminated without cause or he resigns from his employment for “good reason,” and conditioned on his executing a severance agreement and release of claims, he will be entitled to payment of six months of his then-current base salary payable after the date of termination according to a schedule that complies with section 409A of the Internal Revenue Code. His employment agreement also provides that in the event his employment is terminated for any reason other than as previously described, including by reason of death or disability or “cause,” then he shall be entitled to receive severance benefits as provided under our then-existing severance and benefit plans and policies at the time of termination.

In the executive employment agreements, “cause” means any of the following: (i) willful or grossly negligent failure to substantially perform his duties; (ii) commission of gross misconduct which is injurious to us; (iii) breach of a material provision of the employment agreement or agreements incorporated therein; (iv) material violation of a federal or state law or regulation applicable to our business; (v) misappropriation or embezzlement of our funds or an act of fraud or dishonesty upon us made by the executive; (vi) conviction of, or plea of nolo contendere to, a felony; or (vii) continued failure to comply with directives of senior management.

In the executive employment agreements, “good reason” means the executive’s resignation, if one or more of the following events shall have occurred without his consent (and following any applicable cure period): without the executive’s prior written consent, (i) the assignment to the executive of any duties or the reduction of the executive’s duties, either of which results in a material diminution in the executive’s position or responsibilities in effect immediately prior to such assignment, or the removal of the executive from such position and responsibilities; (ii) a material reduction by us in his base salary as in effect immediately prior to such reduction; or (iii) any material breach by us of any material provision of the employment agreement.

Change in Control Provisions

Neither of the executive employment agreements provide for severance payments or acceleration of vesting of equity awards in the event of a change in control. Additionally, neither our 2001 Stock Option Plan nor our 2007 Equity Incentive Plan provide for the acceleration of outstanding options or other equity incentive awards in the event of a change in control (as defined in the plans), except in the limited circumstance where the successor corporation does not assume our outstanding options. When a successor corporation does not assume our options in the event of an acquisition or merger, the optionee will have the right to exercise the option or stock purchase right as to all the shares underlying the applicable options, including shares not otherwise vested or exercisable. The right to exercise the option or stock purchase right applies to all of our employees, including our named executive officers.

In the event of a change in control (as defined in the plans), if the awards to be granted are not assumed by the successor corporation, our compensation committee has the authority as administrator of the equity plan to accelerate the vesting of the awards.

Potential Payments upon Termination or Change in Control

None of our named executive officers has an employment or other severance agreement that provides for payment of any amount in connection with termination of employment upon a change in control of the company, other than those payments otherwise due to Mr. Franklin and to Mr. Prasad upon an involuntary termination or resignation for “good reason” (as defined above), as applicable. No payments are due in the event of voluntary termination of employment or termination of employment as a result of death or disability or for “cause” (as defined above).

Assuming the involuntary termination of employment (including resignation for “good reason”) of the named executive officers took place on July 31, 2015, no named executive officer would be entitled to receive severance payments and benefits, except Mr. Franklin who would be eligible to receive payments totaling $400,000, the equivalent of twelve months of his fiscal 2015 base salary and Mr. Prasad who would be eligible to receive payments totaling $150,000, the equivalent of six months of his fiscal 2015 base salary.

Recent Securities Transactions

Based on our records and to the best of our knowledge, no transactions in our common stock have been effected in the past 60 days by us or our executive officers, directors, affiliates or subsidiaries, or by the executive officers or directors of our subsidiaries.

12. Effects of the Offer on the Market for Shares; Registration under the Exchange Act

The purchase by us of shares under the Offer will reduce the number of shares that might otherwise be traded publicly and is likely to reduce the number of stockholders. As a result, trading of a relatively small volume of the shares after consummation of the Offer may have a greater impact on trading prices than would be the case prior to consummation of the Offer.

We believe that there will be a sufficient number of shares outstanding and publicly traded following completion of the Offer to ensure a continued trading market for the shares. Based upon published guidelines of NASDAQ, we do not believe that our purchase of shares under the Offer will cause the remaining outstanding shares to be delisted from NASDAQ. The Offer is conditioned upon there not being any reasonable likelihood, in our reasonable judgment, that the consummation of the Offer and the purchase of shares will cause the shares to be delisted from NASDAQ. See Section 7.

Shares are currently “margin securities” under the rules of the Federal Reserve Board. This has the effect, among other things, of allowing brokers to extend credit to their customers using such shares as collateral. We believe that, following the purchase of shares under the Offer, the shares will continue to be “margin securities” for purposes of the Federal Reserve Board’s margin rules and regulations.

The shares are registered under the Exchange Act, which requires, among other things, that we furnish certain information to our stockholders and the Commission and comply with the Commission’s proxy rules in connection with meetings of our stockholders. We believe that our purchase of shares under the Offer pursuant to the terms of the Offer will not result in the shares becoming eligible for deregistration under the Exchange Act.

13. Legal Matters; Regulatory Approvals

We are not aware of any license or regulatory permit that is material to our business that might be adversely affected by our acquisition of shares as contemplated by the Offer or of any approval or other action by any government or governmental, administrative or regulatory authority or agency, domestic, foreign or supranational, that would be required for the acquisition or ownership of shares by us as contemplated by the Offer. Should any such approval or other action be required, we presently contemplate that we will seek that approval or other action. We are unable to predict whether we will be required to delay the acceptance for payment of or payment for shares tendered under the Offer pending the outcome of any such matter. There can be no assurance that any such approval or other action, if needed, would be obtained or would be obtained without substantial cost or conditions or that the failure to obtain the approval or other action might not result in adverse consequences to our business and financial condition. Our obligations under the Offer to accept for payment and pay for shares is subject to conditions. See Section 7.

As a Delaware corporation, we are subject to legal restrictions on our ability to complete distributions to stockholders (such as dividends and share repurchases). These limitations take into account our retained earnings or the relative balances of our assets and liabilities and are designed to ensure that a corporation does not impair its ability to satisfy its liabilities by returning capital to its stockholders. Compliance with these limitations limits the amount of cash we can distribute to stockholders in the form of the purchase price for tendered shares. We anticipate that we will pay an aggregate purchase price of approximately $300.0 million for the shares tendered in the Offer, assuming the maximum of 7,317,073 shares are tendered in the Offer. See Section 9. Based on our balance sheet as of October 31, 2015, we do not believe the payment of such aggregate purchase price is subject to the restrictions imposed by Delaware law described above.

14. Material U.S. Federal Income Tax Consequences

The following summary describes certain material U.S. federal income tax consequences relevant to the Offer for U.S. Holders (as defined below). This discussion is based upon the Code, existing and proposed Treasury Regulations, administrative pronouncements and judicial decisions, changes to which could materially affect the tax consequences described herein and could be made on a retroactive basis.

This discussion deals only with shares held as capital assets and does not deal with all tax consequences that may be relevant to all categories of holders (such as dealers in securities or commodities, traders in securities that elect to mark their holdings to market, financial institutions, regulated investment companies, real estate investment trusts, holders whose functional currency is not the U.S. dollar, insurance companies, pass-through entities, tax-exempt organizations, certain former citizens or long-term residents of the United States, holders who hold shares that constitute qualified small business stock within the meaning of Section 1202 of the Code or holders who hold shares as part of a hedging, integrated, conversion or constructive sale transaction or as a position in a straddle). In particular, different rules may apply to shares acquired as compensation (including shares acquired upon the exercise of employee stock options or otherwise as compensation). This discussion does not address the application of the alternative minimum tax, the tax on net investment income, or any Federal non-income, state, local or non-U.S. tax consequences of participating in the Offer. Holders of shares should consult their tax advisors as to the particular consequences to them of participation in the Offer.

As used herein, a “U.S. Holder” means a beneficial holder of shares that is for U.S. federal income tax purposes: (a) an individual citizen or resident of the United States, (b) a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia, (c) an estate the income of which is subject to U.S. federal income taxation regardless of its source, or (d) a trust if (i) a court within the United States can exercise primary supervision of the trust’s administration and one or more U.S. persons have the authority to control all substantial decisions of the trust or (ii) it has a valid election in effect under applicable regulations to be treated as a U.S. person.

If a partnership (including for this purpose any entity or arrangement, domestic or foreign, treated as a partnership for U.S. federal income tax purposes) beneficially owns shares, the tax treatment of a partner generally will depend upon the status of the partner and the activities of the partnership. Beneficial owners that are partnerships, and partners in such partnership, should consult their own tax advisors.

Holders of shares that are not U.S. Holders should consult their tax advisors regarding the U.S. federal income tax consequences and any applicable foreign tax consequences of the Offer and also should see Section 3 for a discussion of the applicable U.S. withholding and information reporting rules and the potential for obtaining a refund of all or a portion of any tax withheld.

Exchange of Shares Pursuant to the Offer. An exchange of shares for cash pursuant to the Offer will be a taxable transaction for U.S. federal income tax purposes. A U.S. Holder that participates in the Offer will be treated, depending on such U.S. Holder’s particular circumstances, either as recognizing gain or loss from the disposition of the shares or as receiving a dividend distribution from us.

Under Section 302 of the Code, a U.S. Holder will recognize gain or loss on an exchange of shares for cash if the exchange (a) results in a “complete termination” of all such U.S. Holder’s equity interest in us, (b) results in a “substantially disproportionate” redemption with respect to such U.S. Holder, or (c) is “not essentially equivalent to a dividend” with respect to the U.S. Holder (the “Section 302 tests”). In applying the Section 302 tests, a U.S. Holder must take into account shares that such U.S. Holder constructively owns under certain attribution rules, pursuant to which the U.S. Holder will be treated as owning shares owned by certain family members (except that in the case of a “complete termination” a U.S. Holder may waive, under certain circumstances, attribution from family members) and related entities and shares that the U.S. Holder has the right to acquire by exercise of an option. An exchange of shares for cash will be a substantially disproportionate redemption with respect to a U.S. Holder if the percentage of the then-outstanding shares owned by such U.S. Holder in us immediately after the exchange is less than 80% of the percentage of the shares owned by such U.S. Holder in us immediately before the exchange. If an exchange of shares for cash fails to satisfy the “substantially disproportionate” test, the U.S. Holder nonetheless may satisfy the “not essentially equivalent to a dividend” test. An exchange of shares for cash will satisfy the “not essentially equivalent to a dividend” test if it results in a “meaningful reduction” of the U.S. Holder’s equity interest in us. An exchange of shares for cash that results in any reduction of the proportionate equity interest in us of a U.S. Holder with a relative equity interest in us that is minimal and that does not exercise any control over or participate in the management of our corporate affairs should be treated as “not essentially equivalent to a dividend.” U.S. Holders should consult their tax advisors regarding the application of the rules of Section 302 in their particular circumstances.

If a U.S. Holder is treated as recognizing gain or loss from the disposition of the shares for cash, such gain or loss will be equal to the difference between the amount of cash received and such U.S. Holder’s tax basis in the shares exchanged therefor. Any such gain or loss will be capital gain or loss and will be long-term capital gain or loss if the holding period of the shares exceeds one year as of the date of the exchange. Long-term capital gains of non-corporate U.S. Holders are taxed at preferential rates. Capital losses are subject to limitations on their use.

If a U.S. Holder is not treated under the Section 302 tests as recognizing gain or loss on an exchange of shares for cash, the entire amount of cash received by such U.S. Holder pursuant to the exchange will be treated as a dividend to the extent of the portion of our current and accumulated earnings and profits allocable to such shares. Provided certain holding period requirements are satisfied, non-corporate holders generally will be subject to U.S. federal income tax on amounts treated as dividends at the same preferential rate applicable to long-term capital gains, without reduction for the tax basis of the shares exchanged. To the extent that cash received in exchange for shares is treated as a dividend to a corporate U.S. Holder, (a) it generally will be eligible for a dividends-received deduction (subject to certain requirements and limitations) and (b) it generally will be subject to the “extraordinary dividend” provisions of the Code. Corporate U.S. Holders should consult their tax advisors concerning the availability of the dividends-received deduction and the application of the “extraordinary dividend” provisions of the Code in their particular circumstances.

To the extent that amounts received pursuant to the Offer exceed a U.S. Holder’s allocable share of our current and accumulated earnings and profits, the distribution will first be treated as a non-taxable return of capital, causing a reduction in the tax basis of such U.S. Holder’s shares, and any amounts in excess of the U.S. Holder’s tax basis will constitute capital gain. Any remaining tax basis in the shares tendered will be transferred to any remaining shares held by such U.S. Holder.

We cannot predict whether or the extent to which the Offer will be oversubscribed. If the Offer is oversubscribed, proration of tenders pursuant to the Offer will cause us to accept fewer shares than are tendered. Therefore, a U.S. Holder can be given no assurance that a sufficient number of such U.S. Holder’s shares will be purchased pursuant to the Offer to ensure that such purchase will be treated as a sale or exchange, rather than as a dividend, for U.S. federal income tax purposes pursuant to the rules discussed above.

Any U.S. Holder that, immediately before the exchange of our shares for cash pursuant to the Offer, owned at least 5% (by vote or value) of our total outstanding shares must include a statement on or with such holder’s tax return for the taxable year of the exchange indicating the fair market value and basis of the shares transferred and the amount of cash received pursuant to the Offer.

See Section 3 with respect to the application of U.S. withholding, backup withholding and information reporting.

THE U.S. FEDERAL INCOME TAX DISCUSSION SET FORTH ABOVE MAY NOT BE APPLICABLE DEPENDING UPON A HOLDER’S PARTICULAR SITUATION. HOLDERS SHOULD CONSULT THEIR OWN TAX ADVISORS CONCERNING THE TAX IMPLICATIONS OF THE OFFER UNDER APPLICABLE FEDERAL, STATE, LOCAL AND FOREIGN LAWS. FOREIGN STOCKHOLDERS SHOULD ALSO CONSULT THEIR OWN TAX ADVISORS REGARDING THE TAX CONSEQUENCES UNIQUE TO HOLDERS WHO ARE NOT U.S. PERSONS.

15. Extension of the Offer; Termination; Amendment

Notwithstanding anything to the contrary contained herein, we expressly reserve the right, in our sole discretion, at any time and from time to time, and regardless of whether or not any of the events set forth in Section 7 shall have occurred or shall be deemed by us to have occurred, to extend the period of time during which the Offer is open and thereby delay acceptance for payment of, and payment for, any shares by giving oral or written notice of such extension to the Depositary and by making a public announcement of such extension, in each case in accordance with applicable law. We also expressly reserve the right, in our sole discretion, if any of the conditions set forth in Section 7 has occurred or is deemed by us to have occurred, to terminate the Offer prior to the Expiration Time and not accept for payment or pay for any shares not theretofore accepted for payment or paid for or, subject to applicable law, to postpone payment for shares upon the occurrence of any of the conditions specified in Section 7 hereof, in either case, by giving oral or written notice of such termination or postponement to the Depositary and making a public announcement of such termination or postponement. Our reservation of the right to delay payment for shares which we have accepted for payment is limited by Rule 13e-4(f)(5) promulgated under the Exchange Act, which requires that we pay the consideration offered or return the shares tendered promptly after termination or withdrawal of a tender offer. Subject to compliance with applicable law, we further reserve the right, in our sole discretion, and regardless of whether any of the events set forth in Section 7 shall have occurred or shall be deemed by us to have occurred, to amend the Offer in any respect, including, without limitation, by decreasing or increasing the consideration offered in the Offer to holders of shares or by decreasing or increasing the number of shares being sought in the Offer. Amendments to the Offer may be made at any time and from time to time effected by public announcement, such announcement, in the case of an extension, to be issued no later than 9:00 a.m., New York City time, on the next business day after the last previously scheduled or announced Expiration Time. Any public announcement made under the Offer will be disseminated promptly to stockholders in a manner reasonably designed to inform stockholders of such change. Without limiting the manner in which we may choose to make a public announcement, except as required by applicable law, we shall have no obligation to publish, advertise or otherwise communicate any such public announcement other than by making a release through Business Wire or another comparable service. In addition, we would file such press release as an exhibit to the Schedule TO.

If we materially change the terms of the Offer or the information concerning the Offer, we will extend the Offer to the extent required by Rules 13e-4(d)(2), 13e-4(e)(3) and 13e-4(f)(1) promulgated under the Exchange Act. These rules and certain related releases and interpretations of the Commission provide that the minimum period during which a tender offer must remain open following material changes in the terms of the Offer or information concerning the Offer (other than a change in price or a change in percentage of securities sought) will depend on the facts and circumstances, including the relative materiality of such terms or information. However, in no event will the Offer remain open for fewer than five business days following such a material change in the terms of, or information concerning, the Offer. If (1)(a) we increase or decrease the price to be paid for shares, (b) decrease the number of shares being sought in the Offer, (c) increase or decrease any fee paid to any dealer, (d) increase the number of shares being sought in the Offer by more than 2% of our outstanding shares and (2) the Offer is scheduled to expire at any time earlier than the expiration of a period ending on the tenth business day from, and including, the date on which such notice of an increase or decrease is first published, sent or given to security holders in the manner specified in this Section 15, the Offer will be extended until the expiration of such period of ten business days.

16. Fees and Expenses

We have retained Georgeson Inc. to act as Information Agent and Computershare Trust Company, N.A. to act as Depositary in connection with the Offer. The Information Agent may contact holders of shares by mail, facsimile and personal interviews and may request brokers, dealers and other nominee stockholders to forward materials relating to the Offer to beneficial owners. The Information Agent and the Depositary will each receive reasonable and customary compensation for their respective services, will be reimbursed by us for reasonable out-of-pocket expenses and will be indemnified against certain liabilities in connection with the Offer, including certain liabilities under the federal securities laws.

We will not pay any fees or commissions to any dealer manager, brokers, dealers or other persons (other than fees to the Information Agent as described above) for soliciting tenders of shares pursuant to the Offer. Stockholders holding shares through a bank, broker, dealer, trust company or other nominee are urged to consult their nominee to determine whether transaction costs may apply if stockholders tender shares through the nominee and not directly to the Depositary. We will, however, upon request, reimburse banks, brokers, dealers, trust companies or other nominee for customary mailing and handling expenses incurred by them in forwarding the Offer and related materials to the beneficial owners of shares held by them as a nominee or in a fiduciary capacity. No broker, dealer, commercial bank or trust company has been authorized to act as our agent or the agent of the Information Agent or the Depositary for purposes of the Offer. We will pay or cause to be paid all stock transfer taxes, if any, on our purchase of shares, except as otherwise provided in Instruction 6 in the Letter of Transmittal. There is no dealer manager for this Offer.

17. Miscellaneous

We are not aware of any U.S. state where the making of the Offer is not in compliance with applicable law. If we become aware of any U.S. state where the making of the Offer or the acceptance of shares pursuant thereto is not in compliance with applicable law, we will make a good faith effort to comply with the applicable law. If, after such good faith effort, we cannot comply with the applicable law, the Offer will not be made to (nor will tenders be accepted from or on behalf of) the holders of shares in such U.S. state.

Pursuant to Rule 13e-4(c)(2) under the Exchange Act, we have filed with the Commission an Issuer Tender Offer Statement on Schedule TO, which contains additional information with respect to the Offer (the “Schedule TO”). The Schedule TO, including the exhibits and any amendments and supplements thereto, may be examined, and copies may be obtained, at the same places and in the same manner as is set forth in Section 10 with respect to information concerning us.

You should only rely on the information contained in this document or to which we have referred you. We have not authorized any person to make any recommendation on behalf of us as to whether you should tender or refrain from tendering your shares in the Offer. We have not authorized any person to give any information or to make any representation in connection with the Offer other than those contained in this document or in the related Letter of Transmittal. If given or made, any recommendation or any such information or representation must not be relied upon as having been authorized by us, the Information Agent or the Depositary.

November 24, 2015

SCHEDULE I

DIRECTORS AND EXECUTIVE OFFICERS OF COPART, INC.

The following table sets forth the name, present principal occupation or employment and 5-year employment history of the directors and executive officers of Copart. The business address of each director and executive officer is 14185 Dallas Parkway, Suite 300, Dallas, Texas 75254. Each director and executive officer of Copart is a United States citizen.

Name	Present Principal Occupation or Employment and Material Positions Held During the Past 5 Years
Willis J. Johnson	Willis J. Johnson, founder of Copart, has, since January 2004, served as chairman of our board of directors. From 1982 until February 2010, Mr. Johnson served as our chief executive officer and from 1986 until 1995, he also served as our president. Mr. Johnson was an officer and director of U-Pull-It, Inc. (UPI), a self-service auto dismantler, which he co-founded, from 1982 through September 1994. Mr. Johnson sold his entire interest in UPI in September 1994. Since July 2015, Mr. Johnson has served as an executive officer and a director of ChoresPros, Inc., a privately-held technology company.
A. Jayson Adair	A. Jayson Adair has served as our chief executive officer since February 2010. From November 1996 to February 2010, Mr. Adair served as our president. From 1995 until 1996, Mr. Adair served as our executive vice president. From 1990 until 1995, Mr. Adair served as our vice president of sales and operations, and from 1989 to 1990, Mr. Adair served as our manager of operations.
Matt Blunt	Matt Blunt served as the Governor of the State of Missouri from 2005 to 2009. Prior to serving as the Governor of Missouri, Mr. Blunt served as a member of the Missouri General Assembly from 1999 through 2001 and as Missouri’s Secretary of State from 2001 through his inauguration as Governor in 2005. Since leaving the Office of the Governor of the State of Missouri, Mr. Blunt has served as a senior advisor to government affairs and financial firms. Since February 2011, Mr. Blunt has served as the president of the American Automobile Policy Council, which represents the public policy interests of Fiat Chrysler Automobiles N.V., Ford Motor Company, and General Motors Company. He is a 1993 graduate of the United States Naval Academy and received four Navy and Marine Corps Achievement Medals during his military service as well as numerous other awards.
Steven D. Cohan	Steven D. Cohan is a private investor and since 1997 has served as the chief executive officer and as a director of Loco Ventures, Inc., a privately held company that has operated various food manufacturing businesses in Northern California. In addition, since July 2015, Mr. Cohan has also served as an executive officer and a director of ChoresPros, Inc., a privately-held technology company. From 1992 to 1994, he served as our vice president of finance and principal accounting officer and, from 1994 to 1996, he served as our vice president of corporate development. He holds an M.B.A. from the University of San Francisco and a B.A. in Economics from the University of California, Los Angeles. He is a certified public accountant.
Daniel J. Englander	Daniel J. Englander is managing partner of Ursula Capital Partners, an investment management firm that he founded in May 2004. In addition, since 2007, Mr. Englander has served as a director of America’s Car-Mart, Inc., an automotive retailer based in Bentonville, Arkansas; he served as a director of Healthways, Inc., a well-being improvement company based Franklin, Tennessee for a portion of 2014; and he served as a director of Ambassadors

Name	Present Principal Occupation or Employment and Material Positions Held During the Past 5 Years
International, a cruise ship operator based in Seattle, Washington from 2009 through May 2011. From October 1994 until January 2004, Mr. Englander was employed as an investment banker with Allen & Company, a New York-based merchant bank, serving as a Managing Director from September 2002 until his departure. He holds a B.A. from Yale University.
James E. Meeks	James E. Meeks served as our chief operating officer from 1992, when he joined us in connection with our purchase of South Bay Salvage Pool, until his retirement in 2007. From 1995 to 1996, Mr. Meeks also served as our senior vice president and from 1996 until 2007 he served as our executive vice president. From 1986 to 1992, Mr. Meeks, together with his family, owned and operated the South Bay Salvage Pool, a salvage yard company. From 1991 to 2001, Mr. Meeks was an officer, director and part owner of CAS & Meeks, Inc., a towing and subhauling service company. On August 1, 2007, Mr. Meeks relinquished the titles and responsibilities of executive vice president and chief operating officer, and he retired from employment with us on December 31, 2007.
Vincent W. Mitz	Vincent W. Mitz has served as our President since February 2010. From August 2007 to February 2010, Mr. Mitz served as our Executive Vice President. From May 1995 until July 2007, Mr. Mitz served as our Senior Vice President of Marketing. Prior thereto, Mr. Mitz was employed by NER Auction Systems from 1981 until its acquisition by Copart in 1995. At NER, Mr. Mitz held numerous positions culminating as Vice President of Sales and Operations for NER’s New York region from 1990 to 1993 and Vice President of Sales & Marketing from 1993 to 1995.
Thomas N. Tryforos	Thomas N. Tryforos has been a private investor since 2005. Mr. Tryforos also serves as a director of Credit Acceptance Corporation, a publicly-traded indirect auto finance company. Mr. Tryforos received a B.A. from Columbia College in 1981. He received an M.B.A. in accounting and finance from Columbia Business School in 1984.
William E. Franklin	William E. Franklin has served as our chief financial officer since March 2004 and our executive vice president since March 2014. From March 2004 until March 2014, Mr. Franklin served as our senior vice president. Mr. Franklin has over 20 years of international finance and executive management experience. From October 2001 to March 2004, Mr. Franklin served as the chief financial officer of Ptek Holdings, Inc., an international telecommunications company. Prior to that he was the president and chief executive officer of Clifford Electronics, an international consumer electronics company. Mr. Franklin received an M.B.A. from the University of Southern California and a B.S. in finance from California State University, Bakersfield. Mr. Franklin is a certified public accountant.
Paul A. Styer	Paul A. Styer has served as our general counsel since September 1992, our corporate secretary since October 1993, and our senior vice president since April 1995. From September 1992 until April 1995, Mr. Styer served as our vice president. Mr. Styer served as one of our directors from September 1992 until October 1993. From August 1990 to September 1992, Mr. Styer conducted an independent law practice. Mr. Styer received a B.A. from the University of California, Davis and a J.D. from the University of the Pacific. Mr. Styer is a member of the State Bar of California.
Robert H. Vannuccini	Robert H. Vannuccini has served as our senior vice president and chief sales officer since July 2007. From 1999 to 2007, Mr. Vannuccini served as our vice president of national accounts. From 1995 to 1999, Mr. Vannuccini served as our

Name	Present Principal Occupation or Employment and Material Positions Held During the Past 5 Years
midwest regional account manager. Prior to that, Mr. Vannuccini was employed by NER as the midwest regional account manager from 1994 until its acquisition by Copart in 1995. Prior to his experience at NER, Mr. Vannuccini was an assistant vice president with Fleet Financial Group, a northeastern bank that was acquired by Bank of America, N.A. in 2004, from 1991 to 1994. Mr. Vannuccini received a B.B.A. in banking and finance from Hofstra University, Hempstead, New York in 1988.
Sean Eldridge	Sean Eldridge has served as our senior vice president and chief operating officer since March 2014 where he is responsible for all aspects of operations throughout North America. Mr. Eldridge brings with him extensive industry experience having begun his career with Copart in March of 1990. From July 2006 to February 2014, Mr. Eldridge served as our vice president, corporate operations where he was responsible for overseeing all operations’ support teams including, property, transportation, member services and equipment. From October 2005 to July 2006, Mr. Eldridge served as our assistant vice president, operations and from March 1990 to October 2005, he held various roles with us, including general manager at several of our facilities, regional manager of the southern California region, and yard agent.
Rama Prasad	Rama Prasad has served as our senior vice president and chief technology officer since August 2014 where he is responsible for all functions within information technology for us, including architecture, application development, infrastructure, and operational support. From June 2010 to August 2014, Mr. Prasad served as senior vice president and chief information officer of Gogo Inc., an inflight entertainment and communications company. From 2009 to 2010, Mr. Prasad was the senior director – application development and maintenance for United States Cellular Corporation, a provider of wireless products and services. From 2006 to 2008, he served as the vice president of IT for Hewitt Associates, a provider of management consulting services acquired by Aon Corporation in 2010, and from 2003 to 2006 he served as the vice president – IT for Orbitz Worldwide, Inc., an Internet travel-booking website. Mr. Prasad received an M.B.A. from Rockhurst University, an M.S. in computer science from the University of Missouri, and a B.S. in engineering from Osmania University, Hyderabad, India.
John Lindle	John Lindle has served as our senior vice president, strategic growth since June 2013. Mr. Lindle co-founded QCSA, a vehicle remarketing company, in 1999, and served as its president, chief executive officer and as a member of its board of directors, until we acquired QCSA in June 2013. Prior to that Mr. Lindle spent his time in the body shop industry from 1990 to 1999.
Vikrant Bhatia	Vikrant Bhatia has served as our senior vice president, strategic initiatives since December 2014. Mr. Bhatia previously worked with the Boston Consulting Group (BCG), a management consulting firm, from 1998 to 2001 and from 2003 to 2014, most recently as a Partner and Managing Director. At BCG, Mr. Bhatia’s clients included public and private organizations, for profit and nonprofit, across a number of industries. He primarily consulted with his clients on topics of growth strategy, process optimization, corporate development, and organizational effectiveness. Mr. Bhatia received an M.B.A. from Stanford University, and a B.S. in commerce from the University of Virginia.

COPART, INC.

November 24, 2015

Facsimile copies of the Letter of Transmittal, properly completed and duly executed with a manual signature, will be accepted. The Letter of Transmittal, certificates for shares and any other required documents should be sent or delivered by each stockholder of the Company or his or her bank, broker, dealer, trust company or other nominee to the Depositary as follows:

The Depositary for the Offer is:

By Mail:	By Overnight Courier	By Facsimile Transmission:
Computershare Trust Company, N.A. c/o Voluntary Corporate Actions P.O. Box 43011 Providence, RI 02940-3011	Computershare Trust Company, N.A c/o Voluntary Corporate Actions 250 Royall Street Suite V Canton, MA 02021	For eligible institutions only: (617) 360-6810 To Confirm Facsimile Transmission: (781) 575-2332

DELIVERY OF THE LETTER OF TRANSMITTAL TO AN ADDRESS OTHER THAN AS SET FORTH ABOVE, OR TRANSMISSION OF INSTRUCTIONS VIA A FACSIMILE NUMBER OTHER THAN AS SET FORTH ABOVE, WILL NOT CONSTITUTE A VALID DELIVERY TO THE DEPOSITARY.

Questions and requests for assistance or for additional copies of this Offer to Purchase, the Letter of Transmittal and the Notice of Guaranteed Delivery may be directed to the Information Agent at the telephone number and location listed below. You may also contact your bank, broker, dealer, trust company or other nominee for assistance concerning the Offer.

The Information Agent for the Offer is:

480 Washington Boulevard, 26th Floor

Jersey City, NJ 07310

Stockholders, Banks, and Brokers Call: 1-800-932-9864